Exhibit 2.1

EXECUTION COPY

_______________________________________________________

STOCK PURCHASE AGREEMENT

between

3D Systems, INC.

and

Surgical Science Sweden AB

Dated July 28, 2021

_______________________________________________________

Page

ARTICLE 1 CERTAIN DEFINITIONS		1
1.1.	Certain Definitions.	1
1.2.	Interpretation.	16
ARTICLE 2 THE SALE		17
2.1.	Purchase of Target Equity.	17
2.2.	Closing.	17
2.3.	Purchase Price, Calculation and Payment of Estimated Purchase Price.	17
2.4.	Buyer Sponsored Transaction Bonus Payments.	20
2.5.	Withholding.	20
ARTICLE 3 REPRESENTATIONS AND WARRANTIES regarding THE target COMPANies		22
3.1.	Organization; Authority and Enforceability; No Conflict.	22
3.2.	Capitalization; Subsidiaries.	23
3.3.	Financial Statements.	24
3.4.	Absence of Certain Developments.	25
3.5.	Compliance with Laws; Permits.	25
3.6.	Litigation.	26
3.7.	Taxes.	26
3.8.	Employee Matters.	29
3.9.	Employee Benefit Plans.	32
3.10.	Intellectual Property Rights; Information Technology; Data Protection.	34
3.11.	Material Contracts.	39
3.12.	Real Property; Title.	41
3.13.	Related Party Transactions.	42
3.14.	Insurance.	42
3.15.	Accounts Receivable.	43
3.16.	Customers and Vendors.	43
3.17.	Sufficiency of Assets; No Other Business or Liabilities.	44
3.18.	Brokers.	45
3.19.	Government Support Programs.	45
3.20.	No Other Representations or Warranties.	46
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SELLER		47
4.1.	Authority and Enforceability.	47

- i -

Page

4.2.	Title.	47
4.3.	No Consents.	47
4.4.	Litigation.	48
4.5.	Brokers	48
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER		48
5.1.	Organization.	48
5.2.	Authority and Enforceability; No Conflict.	48
5.3.	No Consents.	49
5.4.	Litigation.	49
5.5.	Brokers.	49
5.6.	Availability of Funds.	50
5.7.	Acquisition of Shares.	50
5.8.	Buyer’s Shareholder Approval.	50
5.9.	Acknowledgment.	50
ARTICLE 6 COVENANTS AND AGREEMENTS		51
6.1.	Pre-Closing Reorganization	51
6.2.	Reasonable Best Efforts; Further Assurances	53
6.3.	Access and Information.	53
6.4.	Conduct of Business by the Target Companies.	54
6.5.	Public Announcements.	56
6.6.	Employment Matters.	57
6.7.	Resignations.	58
6.8.	No Solicitation.	58
6.9.	Shared Contracts.	59
6.10.	Non-Competition; Non-Solicit; Non-Disparagement.	60
6.11.	Release.	61
6.12.	Tax Matters.	62
6.13.	Director and Officer Liability and Indemnification.	66
6.14.	No Access to Insurance.	67
6.15.	Buyer’s Shareholder Approval.	67
6.16.	RWI Policy.	68
6.17.	Profit Participation Plan.	68

- ii -

Page

ARTICLE 7 CONDITIONS TO CLOSING		68
7.1.	Mutual Conditions.	68
7.2.	Conditions to the Obligations of Buyer.	69
7.3.	Conditions to the Obligations of Seller.	70
ARTICLE 8 TERMINATION		71
8.1.	Termination.	71
8.2.	Effect of Termination.	72
8.3.	Termination Fee.	72
ARTICLE 9 SURVIVAL; INDEMNIFICATION		73
9.1.	Indemnification Generally.	73
9.2.	Limitations on Indemnification.	74
9.3.	Assertion of Claims; Payment of Claims; Basket; Cap.	74
9.4.	Notice of Third-Party Claims.	75
9.5.	Survival of Representations and Warranties.	77
9.6.	Purchase Price Adjustment.	77
9.7.	Exclusive Remedy.	77
ARTICLE 10 MISCELLANEOUS		78
10.1.	Notices.	78
10.2.	Disclosure Schedules.	79
10.3.	Expenses.	79
10.4.	Governing Law; Jurisdiction; Waiver of Jury Trial.	79
10.5.	Assignment; Successors and Assigns; No Third-Party Rights.	80
10.6.	Counterparts.	81
10.7.	Titles and Headings.	81
10.8.	Entire Agreement.	81
10.9.	Severability.	81
10.10.	Specific Performance.	81
10.11.	No Third-Party Beneficiaries.	82
10.12.	Time is of the Essence.	82
10.13.	Amendments; Waiver.	82
10.14.	No Strict Construction; Mutual Drafting; Certain Understandings.	82

- iii -

EXHIBITS AND SCHEDULES

Exhibit A	Form of Transition Services Agreement

Exhibit B	RWI Policy

Schedule A	Calculation of Net Working Capital

Schedule 6.1(c)(i)	D2P Contracts

Schedule 6.1(c)(ii)	D2P Equipment

Schedule 6.9	Shared Contracts

Schedule 7.2(d)(v)	Affiliate Agreements

Schedule 9.1(a)(viii)	Specified Indemnitees

Schedule 9.1(a)(ix)	Additional Specified Indemnitees

- iv -

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (this “Agreement”), dated July 28, 2021, between Surgical Science Sweden AB, a company organized under the laws of Sweden (“Buyer”), and 3D Systems, Inc., a California corporation (“Seller”).

WHEREAS, Seller owns 100% of the issued and outstanding Equity Interests of Simbionix USA Corporation, a Delaware corporation (the “US Target Company”), consisting of one hundred (100) shares of common stock (the “Target Equity”); and

WHEREAS, upon the terms and subject to the conditions set forth herein, Buyer desires to purchase all the Target Equity from Seller, and Seller desires to sell all of the Target Equity to Buyer.

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

1.1.            Certain Definitions.

As used herein, the following terms have the respective meanings set forth below.

“Accounting Firm” has the meaning set forth in Section 2.3(c)(ii).

“Accounting Principles” means the accounting principles used in the preparation of Schedule A attached hereto and to the extent not inconsistent therewith, GAAP.

“Accounts Receivables” has the meaning set forth in Section 3.15(a).

“Acquisition Transaction” has the meaning set forth in Section 6.8.

“Action” means any action, claim, complaint, audit, investigation, petition, suit, arbitration or other proceeding, whether civil or criminal, at Law or in equity, including any of the foregoing, by or before any arbitral body of competent jurisdiction or any Governmental Authority.

“Actual Adjustment” means an amount, which may be positive or negative, equal to (i) the Purchase Price as set forth on the Final Purchase Price Statement, minus (ii) the Estimated Purchase Price.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, contract or otherwise.

“Affiliated Group” means any group of corporations that has elected or is otherwise required to file as a consolidated, combined, or unitary Tax group.

“Agreement” has the meaning set forth in the preamble.

“Audited Financial Statements” has the meaning set forth in Section 3.3(a).

“BIRD” means the Israel United States Binational Industrial Research and Development Foundation.

“BIRD Notice” shall mean a written notice required to be submitted by the Israeli Target Company to BIRD at any time following the date hereof in connection with the change in ownership effected as a result of the transactions contemplated by this Agreement and pursuant to the provisions of an agreement between the Israeli Target Company and BIRD of June 1, 2010.

“Books and Records” has the meaning set forth in Section 6.3(c).

“Business” means the simulation (including the medical simulation) business of the Target Companies as currently conducted.

“Business Day” means any day, other than a Saturday, Sunday or any other day on which banks in Stockholm, Sweden, New York, NY, or Tel-Aviv, Israel are authorized or required to be closed.

“Buyer” has the meaning set forth in the preamble.

“Buyer-Filed Tax Return” has the meaning set forth in Section 6.12(a)(ii).

“Buyer Indemnified Parties” has the meaning set forth in Section 9.1(a).

“Buyer Sponsored Transaction Bonus” means the $5,000,000 in the aggregate payments to be made to certain employees of the Target Companies as directed by Buyer.

“Buyer’s Shareholder Approval” has the meaning set forth in Section 5.2(a).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (P.L. 116-136), as amended, (or similar provision of U.S. state or local law) and the rules and regulations promulgated thereunder.

“Cash” means the amount of all unrestricted cash and cash equivalents (including bank account balances, marketable securities, deposits in transit, any received and uncleared checks, wires or drafts to the extent there has been a reduction of receivables on account thereof, but not including outstanding checks or outgoing wires, drafts or other payments initiated from any accounts to the extent there has been a reduction of accounts payable on account thereof) and certificates of deposit of the Target Companies as determined in accordance with GAAP, minus the amount of the Buyer Sponsored Transaction Bonus.

2

“Cap” has the meaning set forth in Section 9.3(d).

“Claim Notice” has the meaning set forth in Section 9.3(a).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Date Cash” means Cash as of 11:59 pm on the Business Day immediately preceding the Closing Date.

“Closing Date Debt” means the Debt as of 11:59 pm on the Business Day immediately preceding the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Confidentiality Agreement” has the meaning set forth in Section 6.3(b).

“Consolidated Return Taxes” means any Tax of a Seller Affiliated Group (or member thereof) for which the Target Companies is liable under Section 1.1502-6 of the Treasury Regulations (or any analogous provision of state or local law) or other applicable provision of Law.

“Continuing Employees” means those persons employed by Seller and engaged in the operation of the Business in the United States prior to the Closing Date, who will be leased employees to an Affiliate of Buyer in the United States after the Closing Date in accordance with the terms of the Transition Services Agreement.

“Contract” means any written or oral agreement, contract, indenture, deed of trust, note, bond, mortgage, lease, sublease, license, guarantee, commitment, Permit, loan or credit agreement, indenture, purchase order, or other agreement, instrument, concession, franchise or license, including, without limitation, employment agreements, independent contractor or consulting agreements, staffing company contracts, customer contracts and customer orders, or other legally binding arrangement or understanding.

“D2P Employees” means those employees of the Israeli Target Company engaged in that entity’s Dicom to Print business segment, the names of whom are listed on Schedule 3.8(b)(ii).

“D&O Indemnified Persons” has the meaning set forth in Section 6.13(a).

“Debt” means, as of any date, without duplication, the outstanding principal amount of, accrued and unpaid interest on and other payment obligations (including any prepayment premiums, premiums, consent or other fees, breakage costs on interest rate swaps and any other hedging obligations or other costs incurred) arising under any (i) indebtedness for borrowed money of the Target Companies, (ii) indebtedness evidenced by any note, bond, debenture, or other debt security of the Target Companies, (iii) all obligations of the Target Companies with respect to swap and hedging arrangements, (iv) any capital lease obligations of the Target Companies, (v) letters of credit of the Target Companies, but only to the extent drawn, (vi) any declared but unpaid dividends or distributions, (vii) all outstanding payment obligations of the Target Companies for deferred purchase price for property, assets or services including “earn-outs”, “seller notes”, and deferred rent, (viii) performance bonds, bankers’ acceptances and similar obligations to the extent of outstanding obligations thereunder, (ix) all accrued and unpaid income Taxes of the Target Companies for any Pre-Closing Tax Period, as determined on a jurisdiction by jurisdiction basis (and which shall never be less than zero dollars ($0) for any jurisdiction) and any payroll or other employment Taxes of the Target Companies deferred under Section 2302 of the CARES Act, (x) any unfunded benefit liability with respect to any retirement plan or scheme related to the Target Companies, (xi) any unfunded benefit liability with respect to any deferred compensation plan or end of service payments related to the Target Companies, (xii) 50% of any indebtedness due to the IIA, (xiii) 62.5% of deferred revenue of the Target Companies, and (ix) obligations any other Person of the type referred to in clauses (i) through (xi) that are guaranteed by the Target Companies. Notwithstanding the foregoing, Debt shall not include (A) any operating lease obligations, (B) any intercompany obligations between or among the Target Companies but shall include any obligations owed to Seller or its Affiliates, (C) undrawn letters of credit, (D) any amounts included in Sale Expenses, and (E) any obligations in respect of any financing procured by Buyer in connection with the Transactions.

3

“Disclosure Schedules” means the disclosure schedules delivered by Seller to Buyer on the date hereof in connection with this Agreement.

“Enforceability Exceptions” has the meaning set forth in Section 3.1(b).

“Equity Interests” means (a) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether voting or nonvoting) of capital stock, including each class of common stock and preferred stock of such Person, or any right, warrant or option to acquire any of the foregoing, and (b) with respect to any Person that is not a corporation, any and all general partnership interests, limited partnership interests, membership or limited liability company interests, beneficial interests or other equity interests of or in such Person (including any common, preferred or other interest in the capital or profits of such Person, and whether or not having voting or similar rights), or any right, warrant or option to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” with respect to an entity means any other entity that, together with such first entity, would be treated as a single employer under Section 414 of the Code.

“Estimated Purchase Price” has the meaning set forth in Section 2.3(a).

“Families First Act” means the Families First Coronavirus Response Act (P.L. 116-127) or a similar provision of U.S. state or local law.

“Final Purchase Price Statement” has the meaning set forth in Section 2.3(c)(ii).

“Financial Statements” has the meaning set forth in Section 3.3(a).

“Flow-Thru Entity” means (i) any entity, plan or arrangement that is treated for income Tax purposes as a partnership, (ii) a “specified foreign corporation” within the meaning of Section 965 of the Code (including any “controlled foreign corporation” within the meaning of Section 957 of the Code) or (iii) a “passive foreign investment company” within the meaning of Section 1297 of the Code.

4

“Foreign Benefit Plans” has the meaning set forth in Section 3.9(h).

“Fraud” means actual and intentional fraud by (i) the Seller with respect to the making of the representations and warranties set forth in Article 3 or 4 or (ii) Buyer with respect to the making of the representations and warranties set forth in Article 5.

“Fundamental Representations” means as to Seller, the representations and warranties set forth in Sections 3.1(a) (Organization), 3.1(b) (Authority and Enforceability), 3.2 (Capitalization; Subsidiaries), 3.17 (Brokers), 4.1 (Authority and Enforceability), 4.2 (Title), and 4.5 (Brokers), and as to Buyer the representations and warranties set forth in Sections 5.1 (Organization), 5.2(a) (Authority and Enforceability) and 5.6 (Brokers).

“GAAP” means generally accepted accounting principles in the United States or Israel, as applicable.

“Governmental Authority” means any national, federal, state, commonwealth, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity, including the IIA, established to perform any such functions, including any court or arbitrator.

“Grant” means any grant, incentive, subsidy, funding, benefit or privilege, including any application therefor, whether pending, approved, or made available, directly or indirectly, by or on behalf of or under the authority of any Governmental Authority, including BIRD and the IIA.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, the health information privacy and security provisions of the Health Information Technology for Economic and Clinical Health Act, and the regulations and other guidance issued thereunder, each as amended from time to time, including but not limited to the Privacy, Security, Breach Notification, and Enforcement Rules at 45 C.F.R. Parts 160 through 164.

“IIA” shall mean the Israeli National Authority for Technological Innovation (previously known as the Office of the Chief Scientist).

“IIA Notice” shall mean a written notice required to be submitted by the Israeli Target Company to the IIA at any time following the date hereof in connection with the change in ownership effected as a result of the transactions contemplated by this Agreement and pursuant to the provisions of the R&D Law.

“Indemnified Persons” means the Buyer Indemnified Parties or the Seller Indemnified Parties, as the case may be, that is entitled to be indemnified under Article IX.

5

“Indemnifying Persons” means Buyer or Seller, as the case may be, that is required to provide indemnification under Article IX.

“Indemnified Taxes” means, without duplication, any of the following Taxes (in each case, whether imposed, assessed, due or otherwise payable directly, as a successor or transferee, jointly and/or severally, pursuant to a Tax Sharing Agreement entered (or assumed) by the Target Companies on or prior to the Closing Date, in connection with the filing of a Tax Return, as a result of an assessment or adjustment by any Governmental Authority, by means of withholding, or for any other reason and whether disputed or not):

(i)       All Consolidated Return Taxes;

(ii)       All Taxes of the Target Companies (other than Transfer Taxes, which are governed by subclause (iv)) for any Pre-Closing Tax Period, or portion of any Straddle Period ending on the Closing Date;

(iii)       All Taxes resulting from (A) a breach of a Tax Representation; (B) a breach of a covenant of a Target Company to be performed on or prior to the Closing; or (C) a breach of a covenant or other agreement of Seller contained in this Agreement or any other Transaction Document; and

(iv)       Seller’s allocable share of all Transfer Taxes as determined under Section 6.12(c).

Indemnified Taxes shall exclude Taxes to the extent actually included in the computation of Closing Date Debt or Net Working Capital reflected in the Final Purchase Price Statement.

“Intellectual Property” means any and all of the following in any jurisdiction in the world, whether registered or unregistered: (i) patents, industrial designs, and utility models and applications for any of the foregoing, including all provisionals, divisionals, continuations, continuations-in-part, requests for continuing examination, reissues, reexaminations, renewals and extensions of any of the foregoing and all rights to claim priority of any of the foregoing; (ii) trademarks, service marks, certification marks, trade names, trade dress, logos, slogans, tag lines, fictitious business names, uniform resource locators, internet domain names, social media accounts and handles, and all other source or business identifiers or designators of origin (whether registered or unregistered), registrations and applications, for registration of, and renewals and extensions of, any of the foregoing, and all common law rights in and goodwill associated with any of the foregoing (collectively, “Trademarks”); (iii) works of authorship, websites, copyrights, mask work rights, database rights, and design rights (all whether registered or unregistered); registrations and applications for registration of, and all renewals and extensions of, any of the foregoing and all moral rights associated with any of the foregoing; (iv) computer software, firmware, databases, data collections and related documentation and materials, including source code, object code, code repositories, development tools, application programming interfaces, user interfaces, architecture, files, manuals, programmers’ notes, derivative works, foreign language versions, fixes, upgrades, updates, enhancements, current and prior versions and releases, and all media and other tangible property necessary for the delivery or transfer of any of the foregoing (collectively, “Software”); (v) trade secrets and other proprietary and confidential information and data, including inventions (whether or not patentable or reduced to practice), invention disclosures, ideas, developments, improvements, know-how, designs, drawings, algorithms, source code, methods, processes, techniques, formulae, research and development, compilations, compositions, manufacturing processes, production processes, devices, specifications, reports, analyses, data, data analytics, customer lists, supplier lists, pricing information, cost information, business plans, business proposals, marketing plans, and marketing proposals; (vi) any rights recognized under applicable Laws that are equivalent or similar to any of the foregoing; and (vii) all rights to sue and collect damages for past, present and future infringement of and other violations of any of the foregoing.

6

“IRS” means the Internal Revenue Service.

“Israeli R&D Law” shall mean the Israeli Encouragement of Research, Development and Technological Innovation in the Industry Law 5744-1984 (formerly known as the Israeli Encouragement of Industrial Research and Development Law, 1984) and any and all regulations, directives, procedures, ordinance or circulars promulgated pursuant thereto, all as amended from time to time.

“Israeli Target Company” means Simbionix Ltd., a company organized under the laws of Israel.

“ITA” means the Israel Tax Authority.

“IT Assets” means Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches, and all other information technology equipment, and all associated documentation, in each case, used or held for use in the operation of the businesses of the Target Companies.

“Knowledge” means, (i) with respect to Seller or the Target Companies, the actual knowledge after due inquiry of the following individuals: Andrew Johnson, Ellis Menno, Ran Bronstein and Boaz Tal; and (ii) with respect to Buyer, the actual knowledge after due inquiry of the following individuals: Gisli Hennermark, Anna Ahlberg and Fredrik Sonander.

“Laws” means any federal, state, provincial, local or other law (both common and statutory law and civil and criminal law), treaty, statute, convention, legislation, regulation, ordinance, by-law, regulatory code (including statutory instruments, guidance notes, circulars, directives, decisions, rules, regulations and restrictions) or similar provision having the force of law or an Order of any Governmental Authorities or any self-regulatory organization.

“Leased Real Property” has the meaning set forth in Section 3.12(b).

“Liability” means any actual or potential liability or obligation (including as related to Taxes), whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, charge, easement, charge, restriction, servitude, cloud, right of way, option, right of first refusal, community property interest, equitable interest or restriction of any kind, including, without limitation, any voting or other transfer restriction (other than transfer restrictions arising under securities laws), conditional sale or other title retention agreements and any agreement to provide any of the foregoing, whether or not relating to the extension of credit or the borrowing of money, whether imposed by Contract, Law, equity or otherwise.

7

“Loss” means any and all losses, claims, shortages, damages, Liabilities, expenses (including reasonable attorneys’ and accountants’ and other professionals’ fees and litigation expenses), and assessments actually incurred or suffered in connection with any matter that is the subject of indemnification under Article IX, provided, however, Loss shall not include any punitive damages except to the extent they are paid to a third party as a result of the resolution of a Third Party Claim.

“Malicious Code” means any (i) back door, time bomb, drop dead device, or other Software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than the user of the program; (ii) virus, Trojan horse, worm, or other Software routine or hardware component designed to permit unauthorized access, to disable, erase, or otherwise harm Software, hardware, or data; and (iii) similar programs.

“Marks” has the meaning set forth in Section 6.1(e).

“Material Contracts” has the meaning set forth in Section 3.11.

“Material Permits” has the meaning set forth in Section 3.5(b).

“Net Working Capital” means an amount equal to (i) the current assets (excluding Cash) of the Target Companies on a consolidated basis, minus (ii) the current liabilities (excluding Debt and Sale Expenses) of the Target Companies on a consolidated basis, in each case, calculated in accordance with, reflecting the same line items in, and using the same principles used in, the calculation of the Net Working Capital Amount in Schedule A. The calculation of the Purchase Price will be determined in all instances in accordance with the Accounting Principles, and without duplication to any items counted in such calculation, in each case as of 11:59 pm on the Business Day immediately preceding the Closing Date.

“Net Working Capital Adjustment” means (i) the amount by which Net Working Capital exceeds the Target Amount or (ii) the amount by which Net Working Capital is less than the Target Amount; provided, that any amount which is calculated pursuant to clause (ii) shall be deemed to be a negative number.

“Order” means any binding and enforceable order, injunction, judgment, decree, consent decree, settlement agreement, enactment, ruling, writ, assessment, award, subpoena, stipulation, verdict or other decision of any arbitral body of competent jurisdiction or any Governmental Authority.

“Ordinance” means Israeli Income Tax Ordinance (New Version), 1961, as amended, and all rules and regulations promulgated thereunder, as may be amended from time to time, including, any publications and clarifications issued by the Israel Tax Authority.

8

“Ordinary Course Tax Sharing Agreement” means any Tax Sharing Agreement entered into in the ordinary course of business that is not primarily related to Taxes but which typically includes in that type of contract Tax sharing responsibilities (such as paying real estate Taxes in leases or grossing up for withholding Taxes in a credit agreement).

“Owned Intellectual Property” means all Intellectual Property in which the Target Companies own legal title.

“PCI DSS” means the Payment Card Industry Data Security Standard.

“Paying Agent” means ESOP Management and Trust Services Ltd.

“Paying Agent Agreement” means the Paying Agent Agreement, dated on or about the date hereof, by and among Buyer and the Paying Agent.

“Paying Agent Undertaking” has the meaning set forth in Section 2.5(b).

“Payoff Letters” means payoff letters with respect to Closing Date Debt, in a form reasonably satisfactory to Buyer.

“Payor” has the meaning set forth in Section 2.5(a).

“Pension Plan” has the meaning set forth in Section 3.9(d).

“Permits” means all permits, licenses, authorizations, registrations, franchises, approvals, certificates (including certificates of authorization), identification numbers, exemptions, variances and similar rights obtained, or required to be obtained, from any Governmental Authority.

“Permitted Liens” means (i) conditions, easements, covenants, restrictions, agreements, rights-of-way, encroachments and other minor defects or irregularities or imperfections in title, in each case, as related to real property, if any, none of which materially impairs the operations of and present use thereof by the Target Companies, (ii) zoning, land use or similar ordinances, restrictions and regulations of any Governmental Authority (including municipal by-laws and regulations and other land use limitations); provided, that the same do not materially interfere with the Target Companies’ present uses or occupancy of such real property, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings, in each case, that have been properly reserved on the books of each Target Company in accordance with GAAP; and (iv) nonexclusive licenses and sublicenses of Intellectual Property, if any, granted to third parties in the ordinary course of business not materially detracting from the value of the businesses of the Target Companies and (v) statutory or contractual Liens of landlords or otherwise affecting the underlying freehold interest of any leased property, banks (and rights of set-off), of carriers, mechanics, repairmen, workmen and materialmen and other Liens imposed by Law, in each case in this clause (v) incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith.

“Person” means any natural person, corporation, partnership, limited partnership, limited liability company, joint venture, firm, association, trust, unincorporated organization, government, governmental agency or political subdivision, or any other entity, whether acting in an individual, fiduciary or other capacity.

9

“Personal Information” means to the extent regulated by Contract, Law or privacy policy applicable to the Target Companies and any of their Subsidiaries, any data that identifies, could be used to identify or is otherwise identifiable, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual, a natural person, device or household, including: (i) protected health information as defined by HIPAA; (ii) patient identifying information as defined by 42 C.F.R. Part 2; (iii) name, contact information; Social Security number; government-issued identification numbers; passport numbers; employee ID numbers; date of birth; gender; (iv) health or medical information, including health insurance information; (v) financial account information; (vi) user names/email addresses in combination with a password or security code that would allow access to an online account and Internet Protocol (IP) addresses; (vii) photograph or unique biometric identifiers (e.g., fingerprints, retinal scans, face scans, or DNA profile); (viii) digital signature; or (ix) any other data that constitutes personal information or personal data under applicable Law.

“Personal Property Leases” has the meaning set forth in Section 3.17(b).

“Pre-Closing Tax Period” means any Tax period (or portion thereof) that ends on or before the Closing Date.

“Post-Closing Tax Period” means any Tax period (or portion thereof) that begins after the Closing Date.

“Privacy and Security Requirements” means, to the extent applicable to Target Companies, (a) any Laws regulating the Processing of Protected Data including, without limitation, the European Union’s General Data Protection Regulation (“GDPR”), the Israel Privacy Protection Law, 5741-1981, HIPAA, 42 C.F.R. Part 2, Section 5 of the Federal Trade Commission Act, all state Laws related to unfair or deceptive trade practices, the California Consumer Privacy Act and any implementing regulations therein (together, the “CCPA”), the Fair Credit Reporting Act (“FCRA”), the Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003 (“CAN-SPAM”), all Laws related to online Privacy Policies, the Telephone Consumer Protection Act (“TCPA”), the Illinois Biometric Information Privacy Act (“BIPA”), all Laws related to faxes, telemarketing and text messaging, and all Laws related to breach notification; (b) the PCI DSS; (c) all Contracts between the Target Companies and any Person that are applicable to the Processing of Protected Data; and (d) all policies and procedures that are applicable to the Target Companies relating to the Processing of Protected Data, including without limitation all website and mobile application Privacy Policies and internal information security procedures.

“Privacy Policies” means all written policies and procedures applicable to the Target Companies relating to the Processing of Personal Information or to the PCI DSS, including without limitation all website and mobile application privacy policies and internal information security procedures.

“Process” or “Processing” means the creation, collection, use (including, without limitation, for the purposes of sending telephone calls, text messages and emails), storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, protection (including safeguarding, and security measures), access, disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

10

“Profit Participation Plan” means the 2021 Profit Participation Plan, Reg. No. 512518143, of the Israeli Target Company.

“Pro Forma Financial Statements” has the meaning set forth in Section 3.3(a)(iii).

“Pro Forma Quarterly Financial Statements” has the meaning set forth in Section 3.3(a)(iii).

“Proposed Closing Date Calculations” has the meaning set forth in Section 2.3(c)(i).

“Proposed Closing Date Cash” has the meaning set forth in Section 2.3(c)(i).

“Proposed Closing Date Debt” has the meaning set forth in Section 2.3(c)(i).

“Proposed Closing Date Net Working Capital” has the meaning set forth in Section 2.3(c)(i).

“Proposed Purchase Price Calculation” has the meaning set forth in Section 2.3(c)(i).

“Proposed Sale Expenses” has the meaning set forth in Section 2.3(c)(i).

“Protected Data” means data regulated by the PCI-DSS, Personal Information and all data for which Target Companies is required by Law, Contract or privacy policy to safeguard and/or keep confidential or private, including all such data transmitted to the Target Companies by customers of the Target Companies or Persons that interact with the Target Companies.

“Publicly Available Software” means (i) any Software that is distributed as free software or open source software (for example, Software distributed under the GNU General Public License, the GNU Lesser General Public License, the Affero General Public License, or the Apache Software License), or pursuant to open source, copyleft, or similar licensing and distribution models and (ii) any Software that requires as a condition of use, modification, and/or distribution of such Software that such Software or other Software incorporated into, derived from, or distributed with such Software (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no or minimal charge.

“Purchase Price” means a dollar amount equal to (i) $305,000,000, plus (ii) the Net Working Capital Adjustment (which, for the avoidance of doubt, may be a negative number), minus (iii) the amount of Closing Date Debt, minus (iv) the amount of any Sale Expenses unpaid as of the Closing, plus (v) the aggregate amount of Closing Date Cash.

“Purchase Price Dispute Notice” has the meaning set forth in Section 2.3(c)(ii).

11

“Real Property Leases” has the meaning set forth in Section 3.12(b).

“Recent Balance Sheet” has the meaning set forth in Section 3.3(a)(iii).

“Recent Balance Sheet Date” has the meaning set forth in Section 3.3(a)(iii).

“Registered Intellectual Property” means all of the Owned Intellectual Property that is the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by any Governmental Authority, or Internet domain registrar.

“Related Party” has the meaning set forth in Section 3.13.

“Related Persons” has the meaning set forth in Section 6.11(a).

“Resigning Directors” has the meaning set forth in Section 6.7.

“Restricted Period” has the meaning set forth in Section 6.10(a).

“Restricted Person” has the meaning set forth in Section 6.10(a).

“RWI Policy” has the meaning set forth in Section 6.16.

“Sale Expenses” means the sum of (i) the amount of sale bonuses including but not limited to change in control bonuses, retention bonuses, or similar bonuses, payments, or severance payable to any officer, director or employee of the Target Companies that become payable upon, and by reason of, the consummation of the Transactions, including any employer portion of any Taxes on such amounts, (ii) all fees, costs, charges, expenses and obligations unpaid on the Closing Date that are incurred by the Target Companies in contemplation of, in connection with or relating to the preparation for, and consummation of, the Transactions, including without limitation the amount of any investment banking, accounting, attorney or other professional fees incurred by the Target Companies on or prior to the Closing with respect to the Transactions and (iii) the cost of the RWI Policy, including premium, fees, commissions and other expenses, not to exceed $1,237,506. Notwithstanding the foregoing, Sale Expenses does not include (A) costs or expenses paid by the Target Companies prior to the Closing, (B) costs or expenses incurred by or on behalf of and contemplated to be paid by Buyer or its Affiliates pursuant to this Agreement or any other Transaction Document, (C) any payments due under the Profit Participation Plan, and (D) any payments due under the Buyer Sponsored Transaction Bonus.

“Section 14 Arrangement” has the meaning set forth in Section 3.8(b).

“Security Breach” means any (i) security breach or breach of Protected Data under applicable Privacy and Security Requirements, including any unauthorized access, acquisition, use, disclosure, modification, deletion, or destruction of information (including Protected Data); (ii) unauthorized interference with system operations or security safeguards of IT Assets, including any phishing incident or ransomware attack, or (iii) a Security Incident.

“Security Incident” means any unauthorized access, acquisition, use, disclosure, modification, deletion, or destruction of information (including Personal Information) or interference with system operations of IT Assets.

12

“Seller-Filed Tax Return” has the meaning set forth in Section 6.12(a)(i).

“Seller Affiliated Group” means an Affiliated Group, the common parent of which is the Seller.

“Seller Indemnified Parties” has the meaning set forth in Section 9.1(b).

“Seller Indemnitee” has the meaning set forth in Section 9.2(b).

“Shared Contract” means any agreement with a third party that relates to the business of the Target Companies, on the one hand, and also relates to the business of Seller or any Affiliate of Seller (other than the Target Companies).

“Software” has the meaning set forth in the definition of Intellectual Property.

“Specified Customers” has the meaning set forth in Section 3.16(a).

“Specified Vendors” has the meaning set forth in Section 3.16(b).

“Straddle Period” means any Tax period that includes, but does not end on, the Closing Date.

“Subsidiary” means, with respect to any Person, an entity as to which such Person owns directly or indirectly 50% or more of such entity’s voting power or similar interest.

“Survival Date” has the meaning set forth in Section 9.5.

“Target Amount” means $11,340,000.

“Target Companies” means the US Target Company and the Israeli Target Company.

“Target Company IP” means all Owned Intellectual Property and all Intellectual Property used or held for use in connection with, or otherwise necessary for, conducting the Business or the business of the Target Companies as currently conducted.

13

“Target Company MAE” means any effect, event, fact, occurrence, circumstance, condition, development or change that (x) would reasonably be expected to prevent or materially delay the consummation by Seller or the Target Companies of the Transactions or the ability of Seller or the Target Companies to perform their respective obligations hereunder or (y) is or would reasonably be expected to be, individually or in the aggregate with all other effects, events, facts, occurrences, circumstances, conditions, developments or changes, materially adverse to the business, results of operation, assets, liabilities or conditions (financial or otherwise) of the Target Companies, taken as a whole; provided, that any adverse effect, event, fact, occurrence, circumstance, condition, development or change arising from or related to (i) conditions generally affecting any national, international or regional economy or generally affecting any segment of the industry or industries in which the Target Companies operate, (ii) national or international political or social conditions, including terrorism or the engagement by the United States or Israel in hostilities or acts of war, (iii) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in GAAP or any other applicable accounting requirements, including changes in revenue recognition policies, (v) changes in any Laws, (vi) any natural disaster or acts of God, including weather conditions, earthquakes, epidemics, pandemics or disease outbreaks (including the novel corona virus (and any resulting COVID-19 or related sickness)); (vii) any failure, in and of itself, by the Target Companies to meet any internal or disseminated projections, forecasts or revenue or earnings predictions for any period (but not the underlying cause to the extent not otherwise excluded from the definition of Target Company MAE); (viii) any matters that result from (A) any acts or omissions of Buyer or its Affiliates or (B) any acts or omissions of Seller or a Target Company carried out (or omitted to be carried out) with the written consent of Buyer or at the written request or direction of Buyer; or (ix) the announcement or pendency of, or the taking of any action contemplated by, this Agreement and the transactions contemplated hereby, shall not be taken into account in determining whether a “Target Company MAE” has occurred or would reasonably be expected to occur with respect to the Target Companies; provided further that the exceptions in clauses (i) through (vi) shall apply only to the extent that such effect, event, fact, occurrence, circumstance, condition, development or change referred to in any such exception does not have a disproportionate impact on the Target Companies, taken as a whole, relative to other companies in the industry in which the Target Companies operate.

“Target Equity” has the meaning set forth in the recitals.

“Tax” means any federal, state, local or foreign net or gross income, capital gains, net or gross receipts, net or gross proceeds, franchise, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, severance, stamp, occupation, windfall or excise profits, real property, personal property (tangible or intangible), unclaimed or abandoned property, capital stock, social security (or similar), unemployment, disability, payroll or other employment, employee or other withholding tax, ad valorem, recording, user, leasing, lease, natural resources, premium, profits, gaming, license, capital, estimated, goods and services, fuel, interest equalization, turnover, environmental and all similar taxes, custom duties or amounts in the nature of a Tax imposed by (or otherwise payable to) any Governmental Authority, including any interest or applicable penalties, additions to tax or additional amounts imposed by any Governmental Authority with respect thereto, in each case, whether disputed or not.

“Tax Authority” means any governmental agency, board, bureau, body, department or authority of any jurisdiction, having or purporting to exercise jurisdiction over the Target Companies with respect to any Tax.

“Tax Benefit” means any refund of Taxes paid or reduction in the amount of the Taxes that otherwise would have been paid determined on a “with and without basis.”

“Tax Claim” has the meaning set forth in Section 6.12(e)(i).

“Tax Contest” shall have the meaning set forth in Section 6.12(e)(ii).

14

“Tax Representations” means those representation and warranties in Section 3.7 (Taxes) and those representations and warranties with respect to Taxes in Section 3.9 (Employee Benefit Plans).

“Tax Return” means any return, report, declaration, claim for refund, information return or other document (including any related or supporting schedule, statement or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax of any party or the administration of any Laws relating to any Tax (including any amendment thereof or supplement thereto).

“Tax Sharing Agreement” means any agreement including any provision pursuant to which a Target Company is obligated to indemnify any Person for, or otherwise pay, any Tax of another Person, or share any Tax benefit with another Person.

“Termination Date” has the meaning set forth in Section 8.1(b).

“Termination Fee” has the meaning set forth in Section 8.3.

“Third Party Claim” has the meaning set forth in Section 9.4(a).

“Trademark License Period” has the meaning set forth in Section 6.1(e).

“Trademarks” has the meaning set forth in the definition of Intellectual Property.

“Transaction Documents” means this Agreement, the Transition Services Agreement, and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed in connection with the Transactions.

“Transactions” means the transactions contemplated hereby.

“Transfer Taxes” has the meaning set forth in Section 6.12(c).

“Transition Services Agreement” means that certain Transition Services Agreement, by and between Buyer and Seller, substantially in the form of Exhibit A.

“Treasury Regulations” means the regulations promulgated under the Code by the U.S. Department of Treasury.

“U.S. Benefit Plans” has the meaning set forth in Section 3.9(a).

“US Target Company” has the meaning set forth in the recitals.

“Valid Certificate” has the meaning set forth in Section 2.5(b).

“VAT” has the meaning set forth in Section 3.7(q).

“VAT Law” has the meaning set forth in Section 3.7(q).

“WARN Act” means the Worker Adjustment and Retraining Notification Act and similar state and local Laws requiring advance notice of plant closings or mass layoffs.

15

“Withholding Drop Date” has the meaning set forth in Section 2.5(b).

“Year-End Pro Forma Financial Statements” has the meaning set forth in Section 3.3(a)(ii).

1.2.            Interpretation.

(a)               The table of contents, headings and captions used in this Agreement are for convenience only and are not to be given effect in the construction or interpretation of this Agreement. Article, section, clause, subsection, exhibit and schedule references contained in this Agreement are references to articles, sections, clauses, subsections, exhibits and schedules of or to this Agreement, unless otherwise specified.

(b)               Unless otherwise indicated to the contrary herein by the context or use thereof, (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or paragraph of this Agreement, (ii) the word “including” means “including, but not limited to”, (iii) unless the context clearly requires otherwise, when used herein “or” shall not be exclusive (i.e., “or” shall mean “and/or”), (iv) masculine gender shall also include the feminine and neutral genders, and vice versa, and (v) words importing the singular shall also include the plural, and vice versa.

(c)               Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(d)               Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(e)               References herein to dollar amount thresholds shall not be deemed to be evidence of a Target Company MAE or materiality in and of themselves. All references to currency, monetary values, “$” and dollars set forth herein shall mean United States dollars and all payments hereunder shall be made in United States dollars. Any accounting term used and not otherwise defined in this Agreement or any Transaction Document has the meaning assigned to such term in accordance with GAAP.

(f)                All references to days or months will be deemed references to calendar days or months unless otherwise expressly specified. To the extent that the last day of any time period contemplated herein for performance is not a Business Day, such period will end on the next Business Day.

(g)               To the extent that any documents or other materials were provided or made available to Buyer at least 24 hours prior to the date hereof by making such documents or other materials available in the online data room maintained by Seller or its Affiliates for purposes of the Transactions, such documents or other materials shall be deemed “provided” and “made available” (and all similar phrases used herein that mean such) to Buyer for all purposes of this Agreement.

16

ARTICLE 2

THE SALE

2.1.            Purchase of Target Equity.

Subject to the terms and conditions set forth herein, at the Closing, the Seller shall sell, assign, transfer and deliver to Buyer, and Buyer shall purchase from the Seller, all of Seller’s respective rights, title and interest in and to the Target Equity, free and clear of all Liens, in exchange for the Purchase Price, which shall be payable in accordance with Section 2.2, and subject to adjustment as set forth in Section 2.3.

2.2.            Closing.

(a)               The closing of the Transactions (the “Closing”) shall take place at the offices of Winston & Strawn LLP, 200 Park Avenue, New York, New York 10166, at 10:00 A.M. local time on the date that is three Business Days following the satisfaction or waiver of the conditions set forth in Article 7 (other than those conditions that by their terms cannot be satisfied until the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such place and on such date and time as Buyer and Seller shall mutually agree in writing. The time and date of the Closing is herein called the “Closing Date”. The Closing shall be held by the remote exchange of documents unless Buyer and Seller shall otherwise mutually agree in writing.

(b)               At the Closing, Buyer shall deliver or cause to be delivered to Seller (i) the Estimated Purchase Price, and (ii) each of the Transaction Documents to which Buyer is a party, duly executed by Buyer.

(c)               At the Closing, Seller shall deliver or cause to be delivered to Buyer (i) each of the Transaction Documents to which Seller or the Target Companies is a party, duly executed by Seller or the Target Companies, as applicable, and (ii) an assignment of the Target Equity, duly executed by Seller, in favor of Buyer, and certificates representing the Target Equity, duly endorsed for transfer to Buyer.

2.3.            Purchase Price, Calculation and Payment of Estimated Purchase Price.

(a)               Estimated Purchase Price. No later than five (5) Business Days prior to the Closing Date, Seller shall deliver to Buyer a calculation of the Estimated Purchase Price. The “Estimated Purchase Price” shall be Seller’s good faith estimate of the Purchase Price. In connection with determining the Estimated Purchase Price, Seller shall estimate (i) the Net Working Capital Adjustment, (ii) the amount of Closing Date Debt, (iii) the amount of Closing Date Cash and (iv) the amount of Sale Expenses unpaid as of the Closing.

17

(b)               Payment of Estimated Purchase Price; Closing Date Payments. On the Closing Date, contemporaneously with the Closing, Buyer shall pay the following amounts:

(i)                 any Sale Expenses unpaid as of the Closing shall be paid to each of the payees thereof on behalf of Seller or the Target Companies by wire transfer of immediately available funds to such account or accounts as directed in the applicable invoices provided to the Buyer no later than three (3) Business Days prior to the Closing Date; provided that any such Sale Expenses payable to any employees of the Target Companies shall be paid by Buyer to the Target Companies, and thereafter paid to the Person entitled thereto through the Target Companies’ payroll account on the first payroll date after the Closing Date; and

(ii)              an amount equal to the Estimated Purchase Price (after reducing the Estimated Purchase Price by giving effect to the amounts paid pursuant to Sections 2.3(b)(i), shall be paid to Seller by wire transfer of immediately available funds to such account or accounts as directed by Seller.

(c)               Preparation of the Final Purchase Price Statement.

(i)                 No later than sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Seller (A) a proposed calculation of the Net Working Capital (the “Proposed Closing Date Net Working Capital”), (B) a proposed calculation of the Closing Date Debt (the “Proposed Closing Date Debt”), (C) a proposed calculation of the Closing Date Cash (the “Proposed Closing Date Cash”), (D) a proposed calculation of the Sale Expenses unpaid as of the Closing (the “Proposed Sale Expenses”), and (E) a proposed calculation of the resulting Purchase Price (the “Proposed Purchase Price Calculation”) based on the Proposed Closing Date Net Working Capital, the Proposed Closing Date Debt, the Proposed Closing Date Cash, and the Proposed Sale Expenses. The Proposed Closing Date Net Working Capital, Proposed Closing Date Debt, the Proposed Closing Date Cash, the Proposed Sale Expenses, and the Proposed Purchase Price Calculation shall collectively be referred to herein as the “Proposed Closing Date Calculations.” The Proposed Closing Date Calculations shall be calculated in good faith in accordance with the requirements of this Section 2.3 and shall include supporting schedules and documentation.

(ii)              Seller may dispute the Proposed Closing Date Calculations by delivering a written notice of dispute (a “Purchase Price Dispute Notice”) to Buyer within thirty (30) days after receiving the Proposed Closing Date Calculations containing a detailed written explanation of those items in the Proposed Closing Date Calculations which Seller disputes, in which case only the items specifically identified by Seller shall be deemed to be in dispute. The failure by Seller to deliver the Purchase Price Dispute Notice within the thirty (30) -day period shall constitute Seller’s acceptance of the calculations set forth in the Proposed Closing Date Calculations. Buyer and Seller shall cooperate to attempt to resolve any such dispute during the thirty (30) -day period commencing on the date Buyer receives the Purchase Price Dispute Notice. If Buyer and Seller do not obtain a final resolution within such thirty (30) -day period, then the items in dispute shall be submitted promptly to Ernst & Young or, if it declines to serve, such other independent accounting firm mutually agreed to by Buyer and Seller (the “Accounting Firm”). The Accounting Firm shall be instructed to render a determination of the applicable dispute and the resulting final Purchase Price within thirty (30) days (or such other period of time as may be required by the Accounting Firm) after engagement of the Accounting Firm with respect to the dispute, which determination shall be in writing and set forth in reasonable detail the basis therefor. The determination of the Accounting Firm shall be conclusive and binding upon the parties hereto and judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced.

18

The Accounting Firm shall determine, based solely on written submissions by Buyer and Seller and their respective representatives, and not by independent review, only those items disputed in the Purchase Price Dispute Notice that have not been agreed upon in writing by the parties. In resolving any disputed item, the Accounting Firm shall be bound by the Accounting Principles, the applicable definitions set forth herein and the other requirements of this Section 2.3 and shall not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party.

The “Final Purchase Price Statement” means (A) if a Purchase Price Dispute Notice is not delivered within the time period required by this Section 2.3(c)(ii), the amount of the Proposed Purchase Price Calculation, (B) the amount agreed as the final Purchase Price at any time in writing by Buyer and Seller, or (C) the final Purchase Price as set forth in the written determination of the Accounting Firm made in accordance with the provisions of this Section 2.3(c)(ii).

(iii)            In the event Buyer and Seller submit any unresolved objections to the Accounting Firm for resolution as provided in Section 2.3(c)(ii), the fees, costs and expenses of the Accounting Firm shall be allocated between Seller, on the one hand, and the Buyer, on the other hand, in the same proportion that the aggregate amount of the disputed items submitted to the Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Accounting Firm) bears to the total amount of such disputed items so submitted.

(iv)             The Buyer and the Target Companies on the one hand, and Seller on the other hand, will reasonably cooperate with, make its financial records available to and otherwise assist each other and their accountants and other representatives at reasonable times at any time during the review of, and the resolution of any objections with respect to, the Proposed Closing Date Calculations, including by providing each other’s accountants and other representatives with reasonable access to personnel involved in the preparation and/or review of the Proposed Closing Date Calculations and access to the working papers relating to the preparation of the Proposed Closing Date Calculations.

19

(d)               Adjustment to Estimated Purchase Price.

(i)                 If the Actual Adjustment is a positive amount, then within three Business Days after the date on which the Purchase Price is finally determined pursuant to Section 2.3(c), Buyer shall pay to Seller an amount equal to the Actual Adjustment, by wire transfer of immediately available funds.

(ii)              If the Actual Adjustment is a negative amount, then within three Business Days after the date on which the Purchase Price is finally determined pursuant to Section 2.3(c), Seller shall pay to Buyer an amount equal to the absolute value of the Actual Adjustment, by wire transfer of immediately available funds.

2.4.            Buyer Sponsored Transaction Bonus Payments.

Prior to Closing, Seller shall contribute $5,000,000 to the Target Companies, being the amount equal to the Buyer Sponsored Transaction Bonus. The Target Companies shall make the payments due under the Buyer Sponsored Transaction Bonus immediately following the Closing. Payment of amounts due under the Buyer Sponsored Transaction Bonus to each of the recipients thereof shall be made by the applicable Target Company in accordance with its respective payroll practices, subject to the terms and conditions of this Agreement, as soon as practicable after the Closing.

2.5.            Withholding.

(a)               Each of Buyer, the Target Companies, the Paying Agent, or anyone making any payment on their behalf pursuant to this Agreement or the Paying Agent Agreement (each a “Payor”), shall be entitled to deduct and withhold from any consideration payable to Seller or any other Person in connection with the transactions contemplated by this Agreement such amounts as required to be deducted and withheld under the Ordinance or any other applicable Tax Law with respect to the Seller or any other Person and in accordance with a Valid Certificate (as defined below), if any, or otherwise. To the extent amounts were so deducted or withheld and timely remitted by a Payor to the applicable Tax Authority, pursuant to the Ordinance or the Code, or any applicable Tax law, such amounts shall be treated for all purposes under this Agreement as having been paid to Seller or any other Person with respect to whom such withholding or deduction was made. In the event that such withholding is necessary pursuant to any Law other than Israeli or United States Law, Buyer shall pay such additional amounts as may be necessary in order that the net amounts received by Seller after such withholding or deduction shall equal the amounts that would have been received by Seller if no withholding or deduction had been made. In the case of any amounts withheld, the Payor shall provide to Seller a written confirmation of the amount so withheld. Seller shall provide to the Payor any and all information as reasonably required for the purposes of determining the rate of withholding.

20

(b)               Notwithstanding the foregoing, and in accordance with the Paying Agent undertaking provided by the Paying Agent to Buyer as required under Section 6.2.4.3 of the Income Tax Circular 19/2018 (Transaction for Sale of Rights in a Corporation that includes Consideration that will be Transferred to the Seller at Future Dates), with respect to Israeli Taxes (the “Paying Agent Undertaking”), the Purchase Price payable to Seller shall be paid to and retained by the Paying Agent for the benefit of Seller for a period of one hundred and eighty (180) days from Closing, or until an earlier date requested in writing by Seller (the “Withholding Drop Date”), during which time no payments shall be made to Seller and the Paying Agent shall not withhold any Israeli taxes on such consideration, and during which time Seller may obtain a certification or ruling issued by the ITA, in form and substance reasonably acceptable to the Paying Agent, (a) exempting the Paying Agent from the duty to withhold Israeli taxes with respect to the applicable consideration of Seller, (b) determining the applicable rate of Israeli Tax to be withheld from the applicable consideration of the Seller, or (c) providing any other instructions regarding the payment or withholding with respect to the applicable consideration of the Seller (including, for the avoidance of doubt, a certification pursuant to Israeli Income Tax Regulations (Withholding from Payments for Services or Assets), 5737-1977) (the “Valid Certificate”). In the event that no later than five (5) Business Days prior to the Withholding Drop Date, Seller submits a Valid Certificate, the Paying Agent shall deduct and withhold any Israeli Taxes from the relevant payment in accordance with the provisions of such Valid Certificate, subject to any deduction and withholding as may be required to be deducted and withheld under other applicable Tax Laws. If Seller (a) does not provide the Paying Agent with a Valid Certificate, by no later than three (3) Business Days prior to the Withholding Drop Date, or (b) submits a written request to the Paying Agent to release Seller’s portion of the applicable consideration held by the Paying Agent prior to the Withholding Drop Date and fails to submit a Valid Certificate at or before such time, then the amount to be withheld from Seller’s portion of the Purchase Price shall be calculated according to the applicable withholding rate, as determined by the Paying Agent in its reasonable discretion pursuant to applicable Law (or pursuant to any specific instructions provided by the ITA), which amount shall be calculated in NIS based on a United States dollar to NIS exchange rate at the payment date, and the balance of the payment due to Seller that is not so withheld shall be paid by the Paying Agent to Seller. Any currency conversion commissions will be borne by Seller and deducted from payments to be made to Seller. For the avoidance of doubt, if the Paying Agent Undertaking is provided to Buyer prior to the Closing Date, then Seller shall not be required to provide the Payor, at Closing, with a Valid Certificate and thus no withholding of Tax shall apply at such time with respect to any portion of the consideration payable to Seller and paid to the Paying Agent.

(c)               The parties hereto agree that the Paying Agent shall provide the Paying Agent Undertaking pursuant to which the Paying Agent (in its capacity as such) shall be solely responsible for withholding and/or deducting any Israeli taxes in connection with the consideration payable or otherwise deliverable to Seller in return for the Target Companies pursuant to this Agreement.

21

ARTICLE 3

REPRESENTATIONS AND WARRANTIES regarding THE target COMPANies

Except as set forth on the Disclosure Schedules, Seller hereby represents and warrants to Buyer as follows:

3.1.            Organization; Authority and Enforceability; No Conflict.

(a)               Each of the Target Companies is a corporation, limited liability company or other entity, duly organized, validly existing and in good standing (to the extent such concept is applicable) under the Laws of the jurisdiction of its incorporation or formation, as applicable, and has all requisite corporate, limited liability company or other entity power and authority, as applicable, to own, lease and operate its properties and to carry on the Business as it now is being conducted. Each of the Target Companies is duly qualified to do business and is in good standing (to the extent such concept is applicable) as a foreign corporation, limited liability company or other entity, as applicable, in the jurisdictions where the nature of the property owned or leased by the Target Companies or the nature of the Business as currently conducted makes such qualification necessary, except such jurisdictions where the failure to so qualify would not be, individually or in the aggregate, material to the Target Companies, taken as a whole. The Target Companies have made available to Buyer an accurate and complete copy of each organizational document of the Target Companies, in each case, as amended and in effect on the date hereof, as well as the corporate or other organizational record books, as applicable with respect to actions taken by the respective equityholders and boards of directors of the Target Companies, or other governing bodies, as applicable. The organizational documents of each of the Target Companies are in full force and effect and each Target Company is not in violation in any material respect of (and has not previously violated in any material respect) any provision of its respective organizational documents and has not taken any action that is inconsistent in any material respect with any resolution adopted by the shareholders of each Target Company, the relevant Target Company’s board of directors or any committee thereof. The books of account, minute books, stock record books and other records of the Target Companies are complete and correct in all material respects and have been maintained in accordance with sound business practices (it being understood that the books of account, minute books, stock record books and other records of the US Target Company are maintained by Seller).

(b)               The execution, delivery and performance by the Target Companies of the Transaction Documents to be executed by the Target Companies in connection herewith, and the consummation by the Target Companies of the transactions contemplated by such Transaction Documents, have been duly authorized by all necessary corporate action on behalf of the Target Companies. The Transaction Documents to which the Target Companies are a party have been or will be duly and validly executed and delivered by the Target Companies and, assuming due authorization, execution and delivery by Buyer and the other parties hereto and thereto (other than the Seller), constitute or will constitute the valid and binding obligations of the Target Companies enforceable against the Target Companies in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar Laws relating to or affecting creditors’ rights and remedies generally, or by general equity principles (the “Enforceability Exceptions”).

22

(c)               Except as set forth on Schedule 3.1(c)(i), no notices to, filings with, or authorizations, Orders, Permits, consents or approvals of any Governmental Authority or other Person are necessary for the execution, delivery or performance by any Target Company of the Transaction Documents to which any Target Company is a party or the consummation by the Target Companies of the transactions contemplated hereby or thereby, except for (A) where failure to obtain such notices, filings, authorizations, Orders, Permits, consents or approvals or make such filings would not have, individually or in the aggregate, a Target Company MAE or (B) such notices, filings, authorizations, Orders, Permits, consents or approvals as may be necessary as a result of any facts or circumstances relating solely to Buyer or any of its Affiliates. The execution, delivery and performance by any Target Company of the Transaction Documents to be executed by the Target Companies and the consummation by the Target Companies of the transactions contemplated by such Transaction Documents do not, with or without the giving of notice or the lapse of time, or both, (i) violate the organizational documents of any Target Company, (ii)  violate any provision of Law to which any Target Company is subject, (iii) violate any Order applicable to any Target Company, (iv) except as would not, individually or in the aggregate, result in a Target Company MAE, violate, result in a breach of or constitute a default under (or an event which might, with the passage of time or the giving of notice, or both, constitute a default), give rise to any right of termination, cancellation, acceleration under or loss of any benefit under, or require the consent of any third party that has not been obtained under any Material Contract, or (v) result in the creation or imposition of any Lien (other than a Permitted Lien) upon any assets or property of the Target Companies.

(d)               Schedule 3.1(d) accurately sets forth as of the date hereof: (i) the names of the members of the board of directors of each Target Company, (ii) the names of the members of each committee of each Target Company’s board of directors, if any, and (iii) the names and titled of the officeholders of each Target Company.

3.2.            Capitalization; Subsidiaries.

(a)               The US Target Company’s authorized capital stock consists of 100 shares of common stock, par value $0.01 per share, all of which are issued and outstanding and constitute the Target Equity. The Target Equity (i) is owned of record and beneficially by Seller free and clear of any Liens, (ii) is duly authorized, validly issued, fully-paid and non-assessable, and (iii) was issued in compliance with applicable state and federal securities Laws or exempt therefrom and not in violation of any preemption or similar rights. There is no subscription, option, warrant, call right, agreement or commitment relating to the issuance, sale, delivery, transfer or redemption by any Target Company of any Equity Interests of the Target Companies.

(b)               Except as set forth on Schedule 3.2(b), there are no (i) outstanding securities convertible into, exchangeable for or carrying the right to acquire Equity Interests of the Target Companies or subscriptions, warrants, options, rights or other arrangements or commitments obligating the Target Companies to issue or dispose of any of their Equity Interests or any ownership interest therein, (ii) stock appreciation, phantom stock, profit participation or similar rights with respect to the Target Companies, (iii) voting trusts, proxies or other agreements among the Target Companies’ equityholders with respect to the voting or transfer of the Target Companies’ Equity Interests or (iv) Equity Interests of the Target Companies held as treasury shares.

23

(c)               The Equity interests of the Israeli Target Company consists of (i) 1,890,502 ordinary shares, par value NIS 0.01 per share, (ii) 23,960 Preferred A Shares, par value NIS 0.01 per share, and (iii) 2,059,227 Preferred B Shares, par value NIS 0.01 per share, all of which are issued and outstanding and held beneficially and of record by the US Target Company. The US Target Company has no Subsidiaries other than the Israeli Target Company. There are no (i) outstanding securities convertible into, exchangeable for or carrying the right to acquire Equity Interests of any of the Israeli Target Company or subscriptions, warrants, options, rights or other arrangements or commitments obligating the Israeli Target Company to issue or dispose of any of its Equity Interests or any ownership interest therein, (ii) stock appreciation, phantom stock, profit participation or similar rights with respect to Israeli Target Company, (iii) voting trusts, proxies or other agreements among the Israeli Target Company’s equityholders with respect to the voting or transfer of Equity Interests of the Israeli Target Company or (iv) Equity Interests of the Israeli Target Company held as treasury shares.

3.3.            Financial Statements.

(a)               The following financial statements (collectively, the “Financial Statements”) are set forth in Schedule 3.3(a):

(i)                 the audited statements of financial position of the Israeli Target Company as of December 31, 2019, and the related income statements and statements of changes in shareholders’ equity for the fiscal years then ended (the “Audited Financial Statements”);

(ii)              the unaudited combined pro forma balance sheets of the Target Companies for the fiscal years ended December 31, 2019 and December 31, 2020, and the related unaudited combined statements of operations for the fiscal years then ended (the “Year-End Pro Forma Financial Statements”); and

(iii)            the unaudited pro forma combined balance sheets of the Target Companies as of March 31, 2021 (the “Recent Balance Sheet” and such date, the “Recent Balance Sheet Date”), and the related unaudited combined statements of operations (the “Pro Forma Quarterly Financial Statements” and, together with the Year-End Pro Forma Financial Statements, the “Pro Forma Financial Statements”).

(b)               the Audited Financial Statements (including the notes thereto) (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, and (ii) fairly present in all material respects the financial position and consolidated results of operations of the Israeli Target Company.

24

(c)               The Pro Forma Financial Statements (i)  have been prepared in good faith by Seller, based on the assumptions stated therein, and (ii) fairly present in all material respects the pro forma consolidated financial position and pro forma consolidated results of operations of the Target Companies, except for the absence of notes and as otherwise stated therein, and subject, in the case of the Pro Forma Quarterly Financial Statements, to normal year-end adjustments (other than any such adjustments that are material in nature individually or in the aggregate).

(d)               None of the Target Companies has any Liability, except for Liabilities (i) accrued or reserved against or reflected in the Financial Statements, (ii) which have arisen since the Recent Balance Sheet Date and were incurred in the ordinary course of business (none of which are material, individually or in the aggregate), and (iii) incurred in connection with this Agreement and the Transactions.

(e)               There are no securitization transactions or other “off-balance sheet arrangements” (as that term is defined in Item 303 of Regulation S-K under the Securities Act of 1933, as amended) to which a Target Company is a party and has any continuing liability.

3.4.            Absence of Certain Developments.

Except as set forth on Schedule 3.4, since December 31, 2020, (a) the Target Companies have conducted their businesses only in the ordinary course of business, (b) there has not been any event, fact, change, occurrence, condition, development, change or circumstance that has had or would reasonably be expected to have, individually or in the aggregate, a Target Company MAE and (c) none of the Target Companies has taken, or failed to take, any action which, if taken or failed to be taken after the date hereof, would require Buyer’s consent under Section 6.4.

3.5.            Compliance with Laws; Permits.

(a)       Each of the Target Companies is, and since January 1, 2016, has been, in compliance in all material respects with all applicable Laws. Except as set forth on Schedule 3.5(a), since January 1, 2016, none of the Target Companies has received written notice from a Governmental Authority alleging any violations of applicable Laws. To the Target Companies’ Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) would constitute or result in a material violation by the Target Companies of, or a failure on the part of the Target Companies, to comply with, any Law or Order. None of the Target Companies is a party to or bound by any material Order or arbitration award (or agreement entered into in any Action with any Government Authority).

(b)       The Target Companies possess all material Permits and have made all material declaration and filings with, Governmental Authorities necessary or advisable for the lawful conduct of the Business as presently conducted (the “Material Permits”). Schedule 3.5(b)(i) sets forth a true, correct and complete list of all Material Permits as of the date hereof. All such Material Permits are in full force and effect. The Target Companies are in material compliance with the requirements of all Material Permits and there is no Action pending or, to the Seller’s Knowledge, threatened that would be reasonably expected to result in the revocation, cancellation or suspension of any such Material Permit. Except as set forth on Schedule 3.5(b)(ii), none of the Material Permits shall be materially and adversely affected as a result of this Agreement, the Transaction Documents or the consummation of the Transactions contemplated hereby and thereby.

25

3.6.            Litigation.

As of the date hereof, there are no material Actions pending or, to the Seller’s Knowledge, threatened in writing against the Target Companies. Except as set forth on Schedule 3.6, none of the Target Companies nor any of their respective assets or properties is subject to any material Order.

3.7.            Taxes.

(a)               Except as set forth on Schedule 3.7(a), the Target Companies have duly and timely filed all income and other material Tax Returns required to be filed by them with the appropriate Governmental Authority (taking into account all valid extensions) and all such Tax Returns are true, correct and complete in all material respects.

(b)               Except as set forth on Schedule 3.7(b), all Taxes owed by the Target Companies (whether or not shown as due on any Tax Return) have been timely paid (taking into account all valid extensions). The Target Companies have timely and properly withheld and paid all Taxes required by applicable Law to have been withheld and paid in connection with any amounts paid or owing to any employee, agent, independent contractor, nonresident, creditor, stockholder, or other third party. The Target Companies have timely and properly withheld and paid all applicable sales, use, ad valorem, and value added Taxes. All Taxes of the Target Companies not yet due and payable have been fully accrued on the books of the Target Companies, in accordance with GAAP or any other accounting standard acceptable under local Law.

(c)               Other than Permitted Liens, there are no Liens for Taxes upon any of the assets of the Target Companies. Except as set forth on Schedule 3.7(c), no Target Company is currently the subject of an audit, examination, or other administrative proceeding or a judicial proceeding with respect to any Taxes or Tax Returns of, or with respect to, the Target Companies. No Target Company has received from any Governmental Authority any written (and to the Seller’s and Target Companies' Knowledge, no Target Company has received any unwritten): (i) notice indicating an intent to open an audit or other review, (ii) request for information related to material Tax matters or (iii) notice of deficiency for any Taxes.

(d)               Except as set forth on Schedule 3.7(d), no Target Company has a request for a private letter ruling, a request for administrative relief, a request for technical advice, a request for a change of any method of accounting, or other request pending with any Governmental Authority that relates to the Taxes or Tax Returns of the Target Companies. No power of attorney granted by a Target Company with respect to any Taxes is currently in force. No Target Company has consented to extend the time, or is the beneficiary of any extension of time, in which any Tax may be assessed, collected or otherwise imposed by any Governmental Authority, other than with respect to Taxes that have already been paid.

26

(e)               No Governmental Authority with which the Target Companies do not file Tax Returns has, in the past five years, asserted in writing that the Target Companies are or may be required to pay Taxes to or file Tax Returns with that Governmental Authority. No Target Company has commenced a voluntary disclosure proceeding in any state or local or non-U.S. jurisdiction that has not been fully resolved or settled.

(f)                No Target Company (i) is or has been a member of an Affiliated Group (other than a Seller Affiliated Group) or (ii) has liability for the Taxes of any other person as a result of successor liability, transferee liability, joint or several liability (including under Section 1.1502-6 of the Treasury Regulations or any similar provision of state, local or foreign Law), or otherwise. No Target Company is party to any Tax Sharing Agreements (other than Ordinary Course Tax Sharing Agreements).

(g)               No Target Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any agreement entered into with any Governmental Authority (including “closing agreements” described in Section 7121 of the Code or “gain recognition agreements” entered into under Section 367 of the Code (or any comparable provision of state, local or non-U.S. Law)) executed on or prior to the Closing Date, (ii) any change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date (or as a result of an impermissible method used in a Pre-Closing Tax Period), (iii) any prepaid amount paid or received on or prior to the Closing Date or deferred revenue received prior to the Closing Date, (iv) any installment sale transaction made on or prior to the Closing Date governed by Section 453 of the Code (or any similar provision of state, local or non-U.S. Law), (v) a transaction occurring on or before the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local or non-U.S. Law), or (vi) Section 965 of the Code.

(h)               No Target Company has distributed the Equity Interests of another Person, or has had its Equity Interests distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code in the two (2) years prior to the date of this Agreement that includes the transactions contemplated by this Agreement.

(i)                 No Target Company has engaged in any “listed transaction” as defined in Section 1.6011-4 of the Treasury Regulations.

(j)                 Seller is not a “foreign person” within the meaning of Section 1445 of the Code and the Treasury Regulations thereunder.

27

(k)               Except as set forth on Schedule 3.7(k), no Target Company is subject to a Tax holiday or Tax incentive or grant in any jurisdiction.

(l)                 No Target Company owns an interest in any Flow-Thru Entity.

(m)             No Target Company has a permanent establishment in a country other than the country in which it is incorporated or otherwise organized and is not under the obligation to pay any Taxes or submit any tax related reports in a country in which it is not incorporated or otherwise organized.

(n)               Except as set forth on Schedule 3.7(n), the Target Companies have complied in all material respects with all transfer pricing rules.

(o)               Schedule 3.7(o) sets forth a true and complete list of elections that have been made (or are pending) and actions that have been taken (or are pending) by the Target Company and any of the Subsidiaries pursuant to Sections 2301-2308 of the CARES Act of Sections 7001-7005 of the Families First Act.

(p)               The Israeli Target Company is not subject to any restrictions or limitations pursuant to Part E2 of the Ordinance or pursuant to any tax ruling made with reference to the provisions of such Part E2.

(q)               The Israeli Target Company is duly registered for the purposes of Israeli Value Added Tax (“VAT”) as an “Authorized Dealer”, as defined in Israeli Value Added Tax Law, 5735-1975 (the “VAT Law”). Except as set forth on Schedule 3.7(q), the Israeli Target Company has complied in all material respects with the VAT Law, including with respect to the making on time of accurate returns and payments and the maintenance of records. The Target Companies have not made any exempt supplies in the current or preceding VAT year applicable to it and, to the Knowledge of the Seller, there are no circumstances by reason of which there might not be a full entitlement to credit for all VAT chargeable on supplies and acquisitions received and imports made (or agreed or deemed to be received or made) by it.

(r)                Except as set forth on Schedule 3.7(r), the Israeli Target Company has made advance payments to any applicable Taxing Authority, in amounts reasonably expected to reflect the actual Tax amounts payable by the Israeli Target Company for the applicable periods in the applicable jurisdictions.

(s)                The Israeli Target Company does not own any interest in any controlled foreign corporation as defined in Section 75B of the Ordinance, or other entity the income of which is required to be included in the income of the Israeli Target Company.

(t)                 The Israeli Target Company has not consummated or participated in a transaction that constitutes a ‘Withdrawal from a Company’ as such term is defined in Section 3(i1) of the Ordinance.

Notwithstanding anything to the contrary in this Agreement, (i) the Tax Representations contain the sole and exclusive representations and warranties of the Seller and the Target Companies with respect to Taxes, (ii) the representations and warranties of the Seller and the Target Companies in this Section 3.7 refer only to activities prior to the Closing and shall not serve as representations or warranties regarding, or a guarantee of, nor can they be relied upon with respect to, Taxes attributable to any taxable period (or portion thereof) beginning, or Tax positions taken, after the Closing Date (other than the representations and warranties contained in Sections 3.7(f), (g), (k), and (o)), and (iii) no representations or guarantees are made with respect to the amount or availability of Tax attributes of the Seller or the Target Companies.

28

3.8.            Employee Matters.

(a)               Neither the Seller (with respect to any current or former employee of the Seller who performed or performs services for the Business), nor the US Target Company or the Israeli Target Company is, or has been, a party to any collective bargaining agreement with a labor union or any works council agreement or employee representative agreement. There is no material unfair labor practice charge or complaint pending or, to the Target Companies’ Knowledge, threatened against the Target Companies. None of the Target Companies has experienced any strike, lock-out, slowdown, picketing, or collective work stoppage, and, to the Target Companies’ Knowledge, no Person has applied to the National Labor Relations Board to be certified as the bargaining agent of any group of employees of any of the Target Companies with respect to such employees’ employment by the Target Companies or has claimed to have obtained a representative status of any group of employees of any of the Target Companies. To the Target Companies’ Knowledge, there is currently no attempt to unionize any group of employees of any of the Target Companies, and there has been no such attempt in the last five (5) years. Except for extension orders (tzavei harchava) applying to all employees in the State of Israel, the Israeli Target Company is not subject to, and no employee of any of the Target Companies benefit from, any extension order or collective bargaining agreement (whether national, special or sectorial collective bargaining agreement). The consummation of the Transactions shall not create any notice, consultation or consent rights with respect to any union, works council, employee representative, or other labor representative body. The Company is not responsible for any dues, membership fees or statutory fees (Dmei Tipul Irguni) to the Histadrut Labor Organization, the Manufacturers’ Association, or any similar organization (whether representing employees or employers) or participates in or is required to participate in the expenses of any workers committee (Va’ad Ovdim) and did not receive such demand in the last five (5) years.

(b)               Schedule 3.8(b)(i) sets forth a list, as of the date hereof, of the names, job titles, employing entity, locations, hire dates, current annual base salary or hourly wage rate, 2020 and 2021 bonus and commission compensation paid or payable, status (as exempt or non-exempt under the Fair Labor Standards Act or the Hours of Work and Rest Law, 1951), active or a description of leave, and full-time or part-time, annual entitlement for vacation time, the amounts of accrued and unused vacation time, accrued sick leave, and monthly entitlement for sick leave of all of employees of the Target Companies and any legally binding commitments made with respect to compensation or benefits, (including whether a managers insurance, pension fund, education fund (keren hishtalmut) is maintained with respect to such employee, their respective contribution rates and the salary basis for such contributions, whether such Employee, is subject to Section 14 Arrangement under the Israeli Severance Pay Law - 1963 (the “Section 14 Arrangement”) and, to the extent such employee is subject to the Section 14 Arrangement, an indication of whether such arrangement has been applied to such Person from the commencement date of their employment and on the basis of their entire salary (including overtime). Schedule 3.8(b)(ii) sets forth any individual who is listed on Schedule 3.8(b)(i) as an employee of the Target Companies who is not entirely dedicated to the Business and the percentage of time spent by such individual performing work for the Business on an annual basis. Schedule 3.8(b)(iii) sets forth any employee of the Seller or an Affiliate of Seller (other than the Target Companies) who performs services for the Business, includes such individual’s position and current base salary or hourly wage rate and percentage of time that such individual performs services for the Business.

29

(c)               Schedule 3.8(c) sets forth a true and complete list, as of the date hereof, of all of the individual independent contractors, subcontractors and consultants of the Seller or the Target Companies who devote a substantial percentage of their time to providing services to the Business, specifying their position, work location, and entity from which they were obtained. All independent contractors, subcontractors and consultants utilized by the Seller, the Target Companies who provide services to the Business are properly characterized as, and have always been properly characterized as, independent contractors.

(d)               Except as set forth on Schedule 3.8(d), The Seller (with respect to any employee of the Seller who performs services for the Business, or any individual independent contractor or consultant who performs services for the Business who is engaged by Seller) and each of the Target Companies comply, and have complied, in all material respects with all applicable Laws which relate to employment or labor, including those concerning, employment practices, wages, hours, bonuses, occupational safety and health, work authorization, equal employment opportunity, immigration, labor relations, discrimination, harassment, plant layoffs or closings, temporary workers, independent contractors, disability, employment practices, worker classification, collective bargaining, unemployment compensation, worker’s compensation, pension and provident funds benefits, severance pay and contributions, convalescence pay and other compensation matters and terms and conditions of employment related to Israeli employees of any of the Target Companies, including but not limited to the Notice to Employee and to Job Applicant (Terms of Employment and Job Screening Processes) Law, 2002, the Prevention of Sexual Harassment Law, 1998, the Hours of Work and Rest Law, 1951, the Annual Leave Law, 1951, the Employment by Human Resource Contractors Law, 1996, the Advance Notice for Dismissal and Resignation Law, 2001, the Salary Protection Law, 1958, and the Law of Increased Enforcement of Labor Laws, 2011. The Seller (with respect to any employee of the Seller who performs services for the Business, or any individual independent contractor, or consultant who performs services to the Business who is engaged by Seller) and each of the Target Companies comply, and have complied, with any mandatory payment or withholding required by any governmental body, including the Ordinance and the Israeli National Insurance and the classification of employees as exempt or non-exempt under the Fair Labor Standards Act, similar state Laws, or The Hours of Work and Rest Law, 1951 and of workers as employees or independent contractors. The obligations of the Israeli Target Company to provide statutory severance pay to its employees pursuant to the Israeli Severance Pay Law, 1963, and vacation pursuant to the Israeli Annual Leave Law, 1951 and any contractual obligation are fully funded or accrued on the Company’s financial statements, and, unless otherwise set forth in Schedule 3.8(d), all employees of the Israeli Target Company and all Israeli employees of any of the Target Companies have been subject to the provisions of Section 14 of the Israeli Severance Pay Law, 1963, with respect to one hundred percent (100%) of the salary for which severance pay is due by law from the date of commencement of their employment and for the entire period of their employment to date. There are no unwritten policies, practices or customs of any of the Target Companies that entitle any employee to benefits (including unwritten customs or practices concerning bonuses or the payment of statutory severance pay when it is not required under applicable law).

30

(e)               Except as set forth on Schedule 3.8(e), the employment of each employee of the Israeli Target Company and any Israeli employee of the Target Companies is subject to termination upon not more than 30 days’ prior written notice under the termination notice provisions or otherwise included in the employment agreement with such employee or applicable law.

(f)                Except as set forth on Schedule 3.8(f), there are no suits, claims, demands, investigations, audits, proceedings, arbitrations, or similar Actions pending, or to the Target Companies’ Knowledge, threatened in writing by any current or former employee, independent contractor, consultant, temporary employee, or candidate for employment against the Target Companies or the Seller (with respect to any employee of the Seller who performs services for the Business, or any individual independent contractor or consultant who performs services to the Business who is engaged by Seller) that would reasonably be expected to be material to the Target Companies.

(g)               In the last three (3) years, neither the Seller nor the Target Companies have taken any action that would constitute a “mass layoff” or “plant closing” within the meaning of the WARN Act, or otherwise trigger notice requirements or liability under the WARN Act.

(h)               Schedule 3.8(h) lists, as of the date hereof, all employees, consultants, and independent contractors of the Seller (with respect to any employee of the Seller who perform services for the Business, or any independent contractor, or consultant who devote a substantial percentage of their time to providing services to the Business who is engaged by Seller), and the Target Companies covered by any written confidentiality, intellectual property, non-competition, non-solicitation or non-disparagement Contract with the Seller or the Target Companies, and the Seller or the Target Companies (as applicable) have provided or made available to Buyer current and complete copies of each such Contract. To the Target Companies’ Knowledge, no employees, consultants, and independent contractors of the Seller (with respect to any employee of the Seller who performs services for the Business, or any independent contractor, or consultant who performs services to the Business who is engaged by Seller) or the Target Companies are in breach of any confidentiality, intellectual property, non-competition, non-solicitation, or non-disparagement Contract as a result of providing services to the Target Companies or the Business. The Seller and the Target Companies have not sought to enforce any confidentiality, intellectual property assignment, non-competition, non-solicitation, or non-disparagement Contract covering a former employee of the Seller (with respect to any former employee that was dedicated to the Business) or the Target Companies in the last three (3) years.

31

(i)                 The Seller (with respect to any current or former employee of the Seller who performs services for the Business, or any independent contractor, or consultant who performs services to the Business who is engaged by Seller) and the Target Companies, have paid in full all payments due and owing to any of its current and former employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants or independent contractors.

(j)                 Schedule 3.8(j) sets forth a list, as of the date hereof, of all actions taken by the Seller (with respect to any current or former employee of the Seller who perform services for the Business) and the Target Companies with respect to layoffs, furloughs, reductions in compensation, reductions in hours, reductions in force, or any similar actions in response to the COVID-19 pandemic.

3.9.            Employee Benefit Plans.

(a)               Set forth on Schedule 3.9(a) is a list, as of the date hereof, of each (i) “employee benefit plan” (within the meaning of Section 3(3) of ERISA), (ii) each “pension” plan within the meaning of Section 3(2) of ERISA (determined without regard to whether such plan is subject to ERISA); (iii) each “welfare” plan (within the meaning of Section 3(1) of ERISA (determined without regard to whether such plan is subject to ERISA), and (iv) each other retirement, non-qualified deferred compensation, disability, vacation, leave of absence, fringe benefit, severance, change-in-control, health, welfare, employment, option, bonus or incentive or other fringe benefit plan, program, arrangement or agreement (A) that is currently maintained, contributed to or required to be contributed to by the Seller, the Target Companies or ERISA Affiliates for the benefit of any current or former director, officer or employee of Target Companies, or any other employee who performs services to the Business, or (B) with respect to which the Target Companies have any actual or contingent liability, but in all cases, excluding any such plan, program, agreement or arrangement maintained for the benefit of employees outside of the United States (the “U.S. Benefit Plans”), and Schedule 3.9(a) lists the plan sponsor of each such U.S. Benefit Plan.

(b)               As applicable with respect to each of the U.S. Benefit Plans, the Seller has made available to Buyer true and correct descriptions of the underlying U.S. Benefit Plan.

(c)               Each U.S. Benefit Plan has been maintained, operated and administered in all material respects compliance with its terms and the applicable provisions of ERISA, the Code and all other applicable Laws. No non-exempt prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any U.S. Benefit Plan, and none of the U.S. Benefit Plans nor any administrator or sponsor thereof is or has been required to report any excise Tax due to violation of Laws applicable to group health plans on Form 8928. With respect to the U.S. Benefit Plans, all reporting responsibilities under ERISA have been met in all material respects.

32

(d)               Each U.S. Benefit Plan that is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) and which is intended to meet the qualification requirements of Section 401(a) of the Code (each a “Pension Plan”) has received a determination, opinion or advisory letter from the IRS to the effect that the written form of such Pension Plan is so qualified, and no determination, opinion or advisory letter with respect to any Pension Plan has been revoked nor, to the Target Companies’ Knowledge, is any such revocation threatened.

(e)               None of the Seller, the Target Companies nor any of their respective ERISA Affiliates sponsors, maintains, contributes to or is required to contribute to, or has any liability with respect to (i) any U.S. Benefit Plan that is subject to Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA, including a “multiemployer plan” (within the meaning of Section 3(37) of ERISA); (ii) “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); or (iii) “multiple employer plan” (as described in Section 413(c) of the Code) and, to the Target Companies’ Knowledge, no event or fact exists that could give rise to any liability to the Seller, the Target Companies nor their respective ERISA Affiliates under Title IV of ERISA or Section 412 of the Code.

(f)                There are no pending or, to the Target Companies’ Knowledge, threatened (i) audits or investigations by any Governmental Authority involving the U.S. Benefit Plans or Foreign Benefit Plans (as defined below), or (ii) claims (except for individual claims for benefits payable in the normal operation of the U.S. Benefit Plans or Foreign Benefit Plans), suits or proceedings involving any U.S. Benefit Plan, Foreign Benefit Plan, or service provider thereto.

(g)               No U.S. Benefit Plan or Foreign Benefit Plan provides, and none of the Seller, the Target Companies has any liability for, death or medical benefits to any employee of the Target Companies, or any employee of the Business, beyond termination of service or retirement, other than coverage required by Law.

(h)               Set forth on Schedule 3.9(h) is a list of each retirement, pension, termination indemnity, deferred compensation, health, welfare, disability, vacation, leave of absence, fringe benefit, severance, change-in-control, employment, option, bonus or incentive plan, program or agreement currently maintained or contributed to by the Seller or the Target Companies for the benefit of any current or former director, officer or employee of the Target Companies or the Business outside of the United States (the “Foreign Benefit Plans”), including the plan sponsor of each such Foreign Benefit Plan. No Foreign Benefit Plan is a defined benefit pension plan or scheme.

(i)                 Each Foreign Benefit Plan has been maintained, operated and administered in compliance with its terms and applicable Laws. With respect to each Foreign Benefit Plan, the Target Companies have made available to Buyer true and correct copies of (i) the applicable plan document (including all amendments and modifications thereof), or in the absence of a plan document, a written description of the underlying Foreign Benefit Plan; (ii) the three most recent financial statements, summary annual reports, and/or trustee reports, as applicable; and (iii) any material correspondence with or from any Governmental Authority. If required, each Foreign Benefit Plan is registered and approved by any applicable Governmental Authority.

33

(j)                 With respect to each U.S. Benefit Plan and Foreign Benefit Plan, there are no benefit obligations for which contributions, payments, premiums, reimbursements have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with the Target Companies’ usual method of accounting in the audited financial statements of Seller and the Israeli Target Company.

(k)               Except as set forth on Schedule 3.9(k), none of the Seller nor the Target Companies has any obligation to gross up, indemnify or otherwise reimburse any current or former director or employee of the Target Companies or the Business for any Tax incurred by such person, including under Section 409A, 457A or 4999 of the Code. Each U.S. Benefit Plan that is subject to section 409A of the Code is in documentary and operational compliance with Section 409A of the Code or an available exemption therefrom.

(l)                 Except as set forth on Schedule 3.9(l), neither the execution of this Agreement nor the consummation of the Transactions (whether alone or together with any other events) will (i) entitle any current or former director, manager or employee of the Target Companies or of the Business to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation, severance, or benefits under, or increase the amount payable or trigger any other obligation under, any U.S. Benefit Plan or Foreign Benefit Plan, (iii) result in the payment of any amount that would not be deductible under Section 280G of the Code (determined without regard to the exceptions set forth in Section 280G(b)(5) of the Code), or (iv) limit or restrict any right to merge, amend or terminate any U.S. Benefit Plan or Foreign Benefit Plan.

(m)             Schedule 3.9(m) sets forth a list, as of the date hereof, of all actions taken by Seller and the Target Companies with respect to the U.S. Benefit Plans and Foreign Benefit Plans in response to the COVID-19 pandemic.

3.10.        Intellectual Property Rights; Information Technology; Data Protection.

(a)               The Target Companies own all right, title, and interest in, or has a valid and enforceable written license or other permission to use, all Target Company IP. Each item of Owned Intellectual Property is exclusively owned by a Target Company, free and clear of all Liens other than Permitted Liens. All Owned Intellectual Property is valid, subsisting and enforceable. Except as set forth on Schedule 3.10(a), no third party has claimed to have owned the Owned Intellectual Property or have an exclusive license under any Owned Intellectual Property.

34

(b)               Schedule 3.10(b) contains an accurate and complete list of the Registered Intellectual Property and material unregistered Trademarks and Software that are Owned Intellectual Property, including the jurisdiction where each item of such Registered Intellectual Property is registered or filed, the applicable patent or registration number and application number, the record owner, and the legal or beneficial owner and any action, filing and payment that must be taken or made within six (6) months after the date hereof with respect to the Registered Intellectual Property, including any deadline to file a new application in any jurisdiction. All Registered Intellectual Property identified on Schedule 3.10(b) has been maintained effective by the filing of all necessary filings, maintenance, and renewals, and timely payment of requisite fees. No loss or expiration of any Owned Intellectual Property is threatened, pending, or to the Target Companies’ Knowledge, reasonably foreseeable, except for patents expiring at the end of their statutory terms, and not as a result of any act or omission by any of the Target Companies (including any failure to pay any required maintenance fees).

(c)               The Target Companies have taken all necessary and desirable action to maintain and protect all of the Owned Intellectual Property. The Target Companies have taken commercially reasonable measures to protect (i) the confidentiality of all trade secrets and any other confidential information that is Owned Intellectual Property and (ii) any confidential information owned by any Person to whom any of the Target Companies has a confidentiality obligation. No such trade secrets or confidential information have been disclosed by any of the Target Companies to any Person other than pursuant to a written agreement restricting the disclosure and use of such trade secrets and confidential information by such Person. No Person (including current and former founders, employees, contractors, and consultants of any of the Target Companies has any right, title, or interest, directly or indirectly, in whole or in part, in any Owned Intellectual Property. All Persons who have created, invented, conceived, or otherwise developed any Intellectual Property for or on behalf of any of the Target Companies have executed valid and enforceable (i) written assignments of any and all right, title and interest in and to such Intellectual Property, (ii) waivers of all of such Persons’ moral and economic rights in any such Intellectual Property to the applicable Target Company, and (iii) confidentiality undertakings with respect to such Intellectual Property, and the Target Companies have delivered true and complete copies of such assignments, waivers and undertakings to the Buyer. To the Target Companies’ Knowledge, no Person is in violation of any such confidentiality or assignment agreements.

(d)               To the Target Companies’ Knowledge, no funding, facilities, or personnel of any Governmental Authority or any university or other educational institution or research organization has been used in connection with the development of any Owned Intellectual Property and the Target Companies and their predecessors have not participated in any standards setting organization. Except as detailed in Schedule 3.10(d), no Governmental Authority, university or other educational institution, research organization or standards setting organization has any right, title or interest in or to any Owned Intellectual Property.

35

(e)               All Owned Software, in its final release form, (i) conforms in all material respects with all specifications, representations, and warranties established by the Target Companies or conveyed thereby to their customers or other transferees, (ii) is operative for its intended purpose, free of any material defects, and does not contain any Malicious Code; and (iii) has been maintained by the Target Companies in accordance with its contractual obligations to customers or other transferees and industry standards. No claim or complaint has been made by any third party in writing, or is pending, against the Target Companies in writing, and no notice of any such claim or complaint has been received by the Target Companies, with respect to breach of any license by the Target Companies with respect to any product of the Target Companies (including with respect to any material delay, defect, deficiency of any product, or quality of any service) that has not been remedied or will not be remedied in the ordinary course of business.

(f)                Other than subcontractors who develop Software for the Target Companies in the ordinary course of business and are bound by a written confidentiality obligation, no Person other than the Target Companies possesses a copy, in any form (print, electronic, or otherwise), of any source code for any Owned Software (other than interpretative code such as Java that may be publicly disseminated and is not material), and all such source code has been maintained strictly confidential. None of the Target Companies has any obligation to afford any Person access to any such source code. The Target Companies are in possession of all documentation and other materials relating to the Software used in the businesses of the Target Companies that is reasonably necessary for the use, maintenance, enhancement, development, and other exploitation of such Software as used in, or currently under development for, the businesses of the Target Companies, including installation and user documentation, engineering specifications, flow charts, programmers’ notes, and know-how. The Target Companies may freely exercise, transfer, or license the Owned Intellectual Property without restriction or payment to a third party. The Target Companies are not obligated to transfer ownership of or license any Owned Intellectual Property, or any intellectual property rights later developed or obtained by the Target Companies, to a third party.

(g)               No Publicly Available Software has been incorporated in, linked to, distributed with, or otherwise used in connection with any Owned Software or any product or service of the Target Companies in any manner that may (i) require, or condition the use or distribution of any Owned Software or any such product or service on the disclosure, licensing, or distribution of any source code for any portion of such Owned Software (other than those portions that are the Publicly Available Software itself), product, or service or (ii) otherwise impose any material limitation, restriction, or condition on the right or ability of any of the Target Companies to use, allow third parties to use, distribute, or enforce any Owned Intellectual Property.

(h)               The IT Assets are operational, fulfill the purposes for which they were acquired or developed, have security, back-ups, and disaster recovery arrangements in place and hardware and Software capacity, support, maintenance, and trained personnel which are sufficient in all material respects for the current and anticipated future needs of the businesses of the Target Companies. The Target Companies have disaster recovery, data back-up, and security plans, procedures, and facilities and have taken reasonable steps consistent with or exceeding industry standards to safeguard the availability, security, and integrity of the IT Assets and all data and information stored thereon, including from unauthorized access and infection by Malicious Code. The Target Companies have maintained in the ordinary course of business all required licenses and service contracts, including the purchase of a sufficient number of license seats for all Software, with respect to the IT Assets. The IT Assets have not suffered any material failure.

36

(i)                 Except as set forth on Schedule 3.10(i), the Target Companies, and the former and current conduct of the businesses of the Target Companies and the products and services thereof, including the manufacture, importation, use, offer for sale, sale, licensing, distribution, and other commercial exploitation of such products and services and the Target Company IP have not infringed, misappropriated, or otherwise violated, and do not infringe, misappropriate, or otherwise violate any Intellectual Property rights or rights of publicity of any Person. None of the Target Companies is the subject of any pending legal proceeding that either alleges a claim of infringement, misappropriation, or other violation of any Intellectual Property or rights of publicity of any Person, or challenges the ownership, use, patenting, registration, validity, or enforceability of any Owned Intellectual Property, and no such claims have been asserted or to the Target Companies’ Knowledge, threatened against any of the Target Companies or any of their Subsidiaries. No Person has notified any of the Target Companies in writing that any of such Person’s Intellectual Property rights are infringed, misappropriated, or otherwise violated by any of the Target Companies or that any of the Target Companies requires a license to any of such Person’s Intellectual Property rights. To the Target Companies’ Knowledge, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any Owned Intellectual Property. No written claims alleging any infringement, misappropriation, or other violation of Intellectual Property rights have been made against any Person by any of the Target Companies.

(j)                 The IT Assets are adequate and sufficient to meet the business requirements of the Target Companies as currently conducted; have commercially reasonable security, back-ups, and disaster recovery arrangements in place; and have performed adequately and not malfunctioned or failed in any material respect at any time since January 1, 2016. The Target Companies have taken commercially reasonable precautions to protect the IT Assets against failure, overload, loss of data and other interruptions of regular business operations as well as unauthorized access or manipulation by third parties, and to provide for the security, continuity and integrity of the IT Assets and the back-up and recovery of data and information stored or contained therein or accessed or processed thereby. A Target Company has maintained in the ordinary course of business all required licenses and service Contracts, including the purchase of a sufficient number of license seats for all Software, with respect to the IT Assets.

(k)               The Target Companies are in compliance in all material respects with all applicable Privacy and Security Requirements.  The Target Companies have not experienced any Security Breaches, and the Target Companies have not received any written notices or complaints from any Person regarding a Security Breach.  The Target Companies have not received any written notices or complaints from any Person (including any Governmental Authority) regarding the unauthorized Processing of Protected Data or non-compliance with applicable Privacy and Security Requirements. The Target Company maintain systems and procedures to receive and effectively respond to complaints and, to the extent required by applicable Law, individual rights requests in connection with the Target Companies’ Processing of Personal Information, and, to the extent required by applicable Law, the Target Companies have complied with all such individual rights requests in all material respects. The Target Companies do not engage in the sale, as defined by applicable Law, of Personal Information.

37

(l)                 The Target Companies have entered into Contracts as required by HIPAA and 42 C.F.R. Part 2 with all entities that qualify as “business associates” or “subcontractors” as these terms are defined by HIPAA and “qualified service organizations” as this term is defined by 42 C.F.R. Part 2. The Target Companies have delivered to Buyer true, correct and complete copies of all privacy policies and Contracts related to the Processing of Personal Information. The Target Companies maintain in force with all of its customers who are “covered entities” as defined in HIPAA business associate agreements which comply in all material respects with HIPAA, and the Target Companies are not in breach of any such business associate agreements in any material respect.

(m)             The Target Companies have valid and legal rights to Process all Protected Data that is Processed by or on behalf of the Target Companies in connection with the use and/or operation of their products, services and business, and the execution, delivery, or performance of this Agreement will not affect these rights or violate any applicable Privacy and Security Requirements. The Target Companies have implemented and have required all third parties that receive Protected Data from or on behalf of the Target Companies to implement, reasonable physical, technical and administrative safeguards consistent with industry standards that are designed to protect Protected Data from unauthorized access by any Person, and to ensure compliance in all material respects with all applicable Privacy and Security Requirements. Without derogating from the foregoing, the Target Companies have always maintained privacy policies concerning the Processing of Personal Data that comply in all material respects with Privacy and Security Requirements and have provided materially accurate notice of such privacy policies, and the Target Companies’ privacy practices conform, and at all times have conformed, in all material respects to their applicable written privacy policies then in effect. Each of the Target Companies has complied in all material respects with, is not in violation of, and has not received any written notices of violation with respect to, any applicable Privacy and Security Requirements, its privacy policies or other commitments, obligations or representations concerning Personal Data. All sales and marketing activities by the Target Companies have been in compliance with all applicable Laws in all material respects, including those applicable Laws that require obtaining consent from potential customers to receive such sales and marketing materials. The Target Companies have complied with all requirements to register databases of Personal Data with the appropriate governmental entity in accordance with applicable Privacy and Security Requirements.

38

(n)               The consummation of the transactions contemplated hereby will not result in the loss or impairment of the Target Companies’ right to own or use any Target Company IP and will not violate any Privacy and Security Requirement, nor, as it relates to the Target Company IP and any Privacy and Security Requirement and as set forth on Schedule 3.10(n), require the Target Companies to provide any notice to, or seek any consent from, any employee, customer, supplier, service provider or other third party. Immediately subsequent to the Closing, the Target Company IP will be owned or available for use by the Target Companies on terms and conditions identical to those under which the Target Companies own or use the Target Company IP immediately prior to the Closing, without any payment of additional fees.

3.11.        Material Contracts.

Seller has made available to Buyer copies, as of the date hereof, of the following Contracts (the “Material Contracts”) to which either of the Target Companies is a party or is otherwise bound (except that purchase or service orders executed in the ordinary course of business that would constitute a Material Contract have not been made available to Buyer, but shall be otherwise deemed a Material Contract for all purposes of this Agreement):

(a)               any Contract relating to, evidencing or governing debt for money borrowed or placing a Lien (other than a Permitted Lien) on any assets of the Target Companies;

(b)               any Contract (i) with the Specified Vendors, or (ii) to supply goods or services to the Target Companies involving amounts paid by the Target Companies in excess of $500,000 per annum;

(c)               any Contract (i) with the Specified Customers, or (ii) to supply goods or services by the Target Companies involving amounts paid to the Target Companies in excess of $500,000 per annum;

(d)               any Contract to supply goods or services by the Target Companies to medical equipment manufacturers;

(e)               any Contract prohibiting or purporting to limit or restrict the Target Companies from (A) freely engaging in any line of business, (B) competing with any Person or operating in any location or (C) general solicitation or hiring of any employee or consultant;

(f)                any Contract for the acquisition or disposition by the Target Companies of any business (whether by merger, sale of shares, sale of assets or otherwise) since August 28, 2014;

(g)               any Contract involving any resolution or settlement of any material actual or threatened Action within the last three years, or that provides for any material non-monetary relief that currently restricts the Target Companies;

39

(h)               any Contract pursuant to which a Target Company has agreed to provide “most favored nation” pricing or any arrangement whereby the Target Companies have agreed with any Person that such Person will receive the most favorable terms and conditions that are provided by the Target Companies to any other Person;

(i)                 any Contract relating to mortgaging, pledging or otherwise placing any Lien on the Target Companies’ assets, or any guaranty of an obligation of a third party;

(j)                 the Real Property Leases;

(k)               all Contracts with any Governmental Authority as a counterparty;

(l)                 all Contracts with any employee of the Target Companies providing for annual compensation in excess of $100,000;

(m)             with respect to the Target Companies or the Business, all collective bargaining agreements with a labor union, works council agreements, employee representative agreements, or any similar agreements for the representation of employees or other service providers other than extension orders (tzavei harchava) applying to all employees in the State of Israel;

(n)               with respect to the Target Companies, all agreements that provide for any retention, bonus, change in control, or severance benefits;

(o)               any lease or agreement under which the Target Companies is lessee of or holds or operates any tangible property (other than real property), owned by any other Person;

(p)               any lease or agreement under which the Target Companies is lessor of or permits any third party to hold or operate any tangible property (other than real property), owned or controlled by the Target Companies, except for any lease or agreement under which the aggregate annual rental payments do not exceed $250,000;

(q)               any Contract granting to any Person (other than the Target Companies) an option or a first refusal, first-offer or similar preferential right to purchase or acquire any material assets of the Target Companies;

(r)                any Contract with any Affiliate;

(s)                any Contract pursuant to which the Target Companies have continuing indemnification, “earn-out” or other contingent payment obligations;

(t)                 any Contract relating to the development, ownership, use, registration, or enforcement of, or exercise of any rights under, any Intellectual Property, excluding (1) licenses of commercially available off-the-shelf Software that is not incorporated in, linked to, distributed with or used to host or provide any Owned Software or any product or service of any of the Target and (2) nonexclusive licenses granted by the Target Companies to their customers in the ordinary course of business consistent with past practice in the form provided by the Target Companies to Buyer; and

40

(u)               all partnership agreements and joint venture agreements.

True, correct and complete copies of each such Material Contract (except for purchase or service orders executed in the ordinary course of business), including all amendments, binding material modifications and binding material supplements to, or material waivers thereunder, have been provided to Buyer.

Each such Material Contract is in full force and effect and is valid and binding on the Target Companies party thereto and enforceable in accordance with its terms against the Target Companies and, to the Seller’s Knowledge, each other party thereto, subject to the Enforceability Exceptions. The Target Companies and, to the Seller’s Knowledge, each of the other parties thereto, have performed in all material respects all obligations required to be performed by thereunder, and are not in default in any material respect under, any such Contracts. Except as set forth on Schedule 3.11, none of the Target Companies has received any written claim from any other party to any such Material Contract that the Target Companies have breached any obligations to be performed by it thereunder.

3.12.        Real Property; Title.

(a)               None of the Target Companies owns any real property.

(b)               Schedule 3.12(b) contains a true, correct and complete list of all leases, subleases or other occupancy agreements (collectively, the “Real Property Leases”) pursuant to which the Target Companies leases, subleases or occupies any real property or interest therein (each such property, “Leased Real Property”). True, correct and complete copies of the Real Property Leases have been made available to Buyer.

(c)               Each such Real Property Lease is valid, binding and in full force and effect. The Target Companies have a good and valid leasehold interest in all of the Leased Real Property pursuant to the Real Property Leases, free and clear of all Liens, except for Permitted Liens. The Target Companies and, to the Target Companies’ Knowledge, each of the other parties thereto, have performed in all material respects all obligations required to be performed by them under, and are not in default in any material respect under, any such Real Property Leases. None of the Target Companies has received any notice of any breach of or default under any of the Real Property Leases. The Target Companies are currently in possession of the Leased Real Property, and none of the Target Companies has subleased, assigned, or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof. No security deposit or portion thereof deposited with respect to any Real Property Lease has been applied in respect of any breach of or default under any such Real Property Lease that has not been redeposited in full. None of the Target Companies has given or received any notice of termination, cancellation, adverse modification, or non-renewal with respect to any Real Property Lease.

41

(d)               The Leased Real Property constitutes all interests in real property currently used or currently held for use in connection with the Business or which are necessary for the continued operation of the Business as the Business is currently conducted.

(e)               With respect to each Leased Real Property, none of the Target Companies has received written notice (i) of any pending or threatened condemnation or eminent domain proceedings (or their local equivalent) affecting or relating to such Leased Real Property or any portion thereof or (ii) from any Governmental Authority or other Person that the use and occupancy of any of the Leased Real Property, as currently used and occupied, and the conduct of the business thereon, as currently conducted, violates in any material respect any deed restrictions, building codes or zoning, subdivision or other land use or similar Laws.

(f)                The Target Companies have good, valid and marketable title to, or hold a valid leasehold interest in or license to use, all of the material property used by them in the conduct of the Business, free and clear of all Liens, except for Permitted Liens.

(g)               All of the improvements located on the Leased Real Property, and each item of material personal property, is in all material respects in operable condition and repair, subject to normal wear and tear, ongoing repairs or refurbishments in the ordinary course and obsolescence in the ordinary course.

3.13.        Related Party Transactions.

Schedule 3.13 sets forth all Contracts between the Target Companies, on the one hand, and Affiliates of the Target Companies (other than the Target Companies) or any officer or director of the Target Companies or an Affiliate of the Target Companies (including the Seller or any of its Affiliates) (each, a “Related Party”), on the other hand. Except as set forth on Schedule 3.13, no Related Party (a) borrowed any material amount of money from, or loaned any material amount of money to, the Target Companies to the extent any such amount is outstanding, (b) has any contractual or other claims, express or implied, against the Target Companies or engaged in any other transaction with the Target Companies (in each case, other than (i) in respect of employment relationships or (ii) which are on arm’s-length terms), (c) has any ownership or leasehold interest in any material property or assets (real, personal or mixed and whether tangible or intangible) used by the Target Companies, (d) owns of record or as a beneficial owner, any interest or any other financial or a profit interest in a Person that is a customer, has ongoing material business dealings or a material financial interest in any transaction with the Target Companies or (e) is or has been in the last five (5) years the direct or indirect owner of an interest in any Person which is a present or potential competitor, supplier or customer of any of the Target Companies (other than non-affiliated holdings of less than one percent (5%) of the capital stock of publicly-held companies).

3.14.        Insurance.

(a)               Schedule 3.14(a) contains a true, correct and complete list, as of the date hereof, of all current material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by the Target Companies, specifying the insurer, the amount of and nature of coverage, the risk insured against, the deductible amount (if any) and the date through which coverage shall continue by virtue of premiums already paid. All such policies are in full force and effect and will continue in effect until the Closing (or if such policies are canceled or lapse prior to Closing, renewals or replacements thereof will be entered into in the ordinary course of business to the extent available on commercially reasonable terms) and no written notice of early cancellation or early termination has been received by the Target Companies with respect to any such policy. None of the Target Companies has ever reached or exceeded its policy limits for any insurance policy.

42

(b)               Schedule 3.14(b) sets forth (i) the claims history for the Target Companies during the past two (2) years (including with respect to insurance obtained but not currently maintained), and (ii) to the Knowledge of the Target Companies, any reported circumstances which may reasonably be expected to give rise to a future material claim.

(c)               Schedule 3.14(c) contains a true, correct and complete list of all policies of liability, theft, fidelity, business interruption, life, fire, product liability, workers compensation, health and other material forms of insurance required to be held by the Target Companies pursuant to any Material Contract with a customer, vendor or supplier.

3.15.        Accounts Receivable.

(a)               Schedule 3.15(a) contains a true and complete listing of the accounts and notes receivables of the Target Companies as of the Recent Balance Sheet Date (the “Accounts Receivables”), showing the amount of each receivable, the carrying value of each receivable and an aging of amounts due thereunder. The Accounts Receivables (i) represent valid obligations and bona fide transactions made in the ordinary course of business and (ii) are not subject to refunds or adjustments, valid defenses, set-offs or counterclaims (other than in the ordinary course of business). The aggregate amount of any counterclaims or offsetting claims that are pending or have been threatened in writing with respect to the Accounts Receivables do not exceed the aggregate amount of the reserves therefor.

(b)               Except as set forth on Schedule 3.15(b), there is: (i) no account debtor or note debtor delinquent in its payment of any material amount by more than thirty (30) days; (ii) no account debtor or note debtor that, to the Target Companies’ Knowledge, has refused or threatened to refuse to pay any material obligations to the Target Companies for any reason; (iii) to the Target Companies’ Knowledge, no account debtor or note debtor that is insolvent or bankrupt; and (iv) no Account Receivable that has been pledged to any third party by the Target Companies.

3.16.        Customers and Vendors.

(a)               Set forth on Schedule 3.16(a) is each of the top 20 customers (by revenue for the year ended December 31, 2020) of the Target Companies taken as a whole (the “Specified Customers”), together with the aggregate revenues attributable to each such Specified Customer in each such period. Except as set forth on Schedule 3.16(a), the Target Companies have maintained good relations with each such Specified Customer and are in compliance in all material respects with the terms and conditions of its Contracts with its Specified Customers. Except as set forth on Schedule 3.16(a), none of the Target Companies has received written notice from any of the Specified Customers to the effect that such Specified Customer has ceased, or intends to cease doing business or materially adversely modify the business it conducts with the Target Companies.

43

(b)               Set forth on Schedule 3.16(b) is each of the top 20 vendors (by spend for the year ended December 31, 2020) of the Target Companies taken as a whole (the “Specified Vendors”), together with the aggregate expenditures attributable to each such Specified Supplier in each such period. Except as set forth on Schedule 3.16(b), the Target Companies have maintained good relations with each such Specified Supplier and is in compliance in all material respects with the terms and conditions of its Contracts with its Specified Suppliers. Except as set forth on Schedule 3.16(b), none of the Target Companies has received written notice from any of their Specified Suppliers to the effect that such Specified Supplier has ceased, or intends to cease doing business or materially adversely modify the business it conducts with the Target Companies.

3.17.        Sufficiency of Assets; No Other Business or Liabilities.

(a)               The Target Companies have good, valid and marketable title to the assets, machines, equipment, properties and interests in properties, real, personal or mixed, reflected as owned on the Recent Balance Sheet or acquired after the Recent Balance Sheet Date (except inventory or other property sold or otherwise disposed of since the Recent Balance Sheet Date in the ordinary course of business and accounts receivable and notes receivable paid in full subsequent to the Recent Balance Sheet Date), free and clear of all Liens, except for Permitted Liens. The property, assets and rights (whether owned, leased or licensed) of the Target Companies, together with the services to be provided by Seller under the Transition Services Agreement, are sufficient in all material respects, subject to obtaining any consents required in connection with certain transfers and assignments, as the case may be, of Material Contracts (including Shared Contracts), to enable Buyer to conduct the Business immediately following the Closing in substantially the same manner in which the Business is currently conducted. The fixed assets of the Target Companies are in good operating condition and repair (ordinary wear and tear excepted).

(b)               Schedule 3.17(b) sets forth, as of the date hereof, all leases of personal property (whether capital, operating or otherwise, the “Personal Property Leases”) relating to personal property used in the Business or to which the Target Companies is a party or by which the properties or assets of the Target Companies are bound. All of the items of personal property under the Personal Property Leases are in good condition and repair (ordinary wear and tear excepted) and are suitable for the purposes used, and such property is in all material respects in the condition required of such property by the terms of the lease applicable thereto during the term of the lease. The Target Companies have delivered to Buyer true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.

44

(c)               The Target Companies have a valid and enforceable leasehold interest under each of the Personal Property Leases under which it is a lessee. Each of the Personal Property Leases is in full force and effect and none of the Target Companies has received or given any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Target Companies under any of the Personal Property Leases and, to the Target Companies’ Knowledge, no other party is in default thereof, and no party to the Personal Property Leases has exercised any termination rights with respect thereto.

(d)               Except as set forth in Schedule 3.17(d), the Target Companies have not carried on any material business or conducted any material operations other than the Business. The Target Companies have not incurred, and are not subject to, any material liabilities, other than those incidental to, arising from, or relating to their ownership and conduct of the Business.

3.18.        Brokers.

None of the Target Companies nor any of their Affiliates has retained a broker, finder, investment banking firm or financial advisor to act on its behalf in connection with the Transactions, and no other Person is or will be entitled to receive any broker’s, finder’s, investment banker’s, financial advisor’s or similar fee in connection with this Agreement or any of the Transactions based upon arrangements made by or on behalf of the Target Companies or their Affiliates.

3.19.        Government Support Programs.

(a)               Schedule 3.19 contains, as of the date hereof:

(i)                 a true and complete list of all Grants received by the Target Companies (including for the avoidance of doubt, such grants and programs of the IIA and BIRD);

(ii)              the aggregate amounts or benefits (including Tax benefits) received (or expected to be received) in connection with each Grant (including a detailed breakdown of each such amount or benefit, to the extent received in several installments, the date upon which it was received, and the reference to the relevant Grant in respect of which it was received);

(iii)            royalties paid or expected to be paid prior to the Closing Date with respect to each Grant (including a detailed breakdown of each such payment, the date thereof, and the reference to the relevant Grant in respect of which it was paid);

(iv)             a true and complete list of all records related to any Grants received by the Company from the IIA and BIRD, and any material reports, notifications, applications and other material documents filed with or received from the IIA and BIRD, and any material correspondences with the IIA and BIRD, which are in the possession of the Target Companies at the Closing Date (and if not in its possession, however in its knowledge, then a sufficient summary thereof); and

45

(v)               the good faith estimation of the Target Companies, made in an adequate and professional manner, of the aggregate investments and expenditures in its research and development relating to each Grant (including a detailed breakdown indicating the source of each such investment and expenditure and the respective dates upon which each such were made).

(b)               The Target Companies are in compliance in all material respects with the terms, conditions, requirements and criteria of any Grants (including any reporting requirements) and any applicable Laws in connection thereto, and has duly fulfilled the conditions, undertakings, reporting and other obligations relating thereto, except for any non-material non-compliance or non-fulfillment that would not result in any material Liability to the Target Companies. To the Knowledge of the Target Companies, no event has occurred and no circumstance or condition exists, that could reasonably be expected to give rise to (i) the annulment, revocation, withdrawal, suspension, cancellation, recapture or material modification of any Grant; (ii) the imposition of any material limitation on any Grant or any material benefit available in connection with any Grant; (iii) a requirement that a Target Company returns or refunds any material benefits provided under any Grant; or (iv) an acceleration or increase of royalty payments obligation (including total royalty amount and royalty rate), or obligation to pay additional payments to any Governmental Authority, other than ongoing royalty payments pursuant to the specific terms of the Grants.

(c)               As of the date hereof, the Target Companies have not received any pending notice or other written communication from any Governmental Authority regarding: (i) any actual or possible violation of or failure to comply with any term or requirement of any Grant; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or material modification of any Grant. As of the date hereof, the Target Companies are not under an audit regarding any Grant and there are no pending controversies or disputes with any such authority regarding any Grant.

3.20.        No Other Representations or Warranties.

The representations and warranties made by Seller in this Article 3 and in Article 4 are the sole and exclusive representations and warranties made by or on behalf of the Target Companies and Seller in connection with the transactions contemplated by this Agreement. Seller, for itself and for the Target Companies, hereby disclaims any other express or implied representations or warranties, whether written or oral, including with respect to merchantability or fitness for a particular purpose or as to the completeness of information. Without limiting the generality of the foregoing, neither Seller nor any of the Target Companies makes, directly or indirectly, any representations or warranties regarding any financial projections, forecasts or other forward-looking statements for the Target Companies or the Business, whether provided orally or in writing, in any information memoranda, management presentation or data room or any other form, or the condition, merchantability, usage, suitability, fitness for any particular purpose or conformity to models or samples of materials of the assets of the Business.

46

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as follows:

4.1.            Authority and Enforceability.

(a)               Seller is a corporation duly formed and validly existing under the Laws of California. Seller has all requisite corporate power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which Seller is a party and to consummate the Transactions and the transactions contemplated by the other Transaction Documents.

(b)               The execution, delivery and performance by the Seller of this Agreement and the other Transaction Documents to be executed by Seller in connection herewith, and the consummation by Seller of the Transactions and the transactions contemplated by the other Transaction Documents, have been duly authorized, if applicable, by all necessary corporate action on behalf of Seller. This Agreement and the other Transaction Documents to which each Seller is a party have been or will be duly and validly executed and delivered by each Seller, and, assuming due authorization, execution and delivery by Buyer and the other parties hereto and thereto, constitute or will constitute the valid and binding obligations of each Seller enforceable against each Seller in accordance with their respective terms, except as such enforceability may be limited by the Enforceability Exceptions.

4.2.            Title.

The Seller is the sole owner, of record and beneficially, of all of the Target Equity, which constitute all of the issued and outstanding Equity Interests of the US Target Company, free and clear of any Liens and with no restriction on the voting rights and other incidents of record and beneficial ownership pertaining thereto, other than restrictions on transfer arising under applicable securities laws. There are no outstanding Contracts or understandings between any Seller and any other Person with respect to the acquisition, disposition, transfer, registration or voting of or any other matters in any way pertaining or relating to, or any other restrictions on any of the Equity Interests of the US Target Company and, except as contemplated by this Agreement, the Transaction Documents or the transactions specifically contemplated hereby and thereby, Seller has no right whatsoever to receive or acquire any Equity Interests of the US Target Company. Seller acquired the Target Equity in one or more transactions exempt from registration under the Securities Act and state securities and “blue sky” laws.

4.3.            No Consents.

No notices to, filings with, or authorizations, Orders, Permits, consents or approvals of any Governmental Authority or other Person are necessary for the execution, delivery or performance by Seller of this Agreement or the Transaction Documents to which Seller is a party or the consummation by Seller of the transactions contemplated hereby or thereby, except for such notices, filings, authorizations, Orders, Permits, consents or approvals as may be necessary as a result of any facts or circumstances relating solely to Buyer or any of its Affiliates. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to be executed by Seller and the consummation by Seller of the Transactions and the transactions contemplated by the other Transaction Documents do not and will not, with or without the giving of notice or the lapse of time, or both, (a) violate the organizational documents of the Seller, (b) violate any provision of Law to which Seller is subject, (c) violate any Order applicable to Seller, (d) violate, result in a breach of or constitute a default under (or an event which might, with the passage of time or the giving of notice, or both, constitute a default), give rise to any right of termination, cancellation, acceleration under or loss of any benefit under, or require the consent of any third party that has not been obtained under any Material Contract, or (e) result in the creation or imposition of any Lien (other than a Permitted Lien) upon any assets or property of the Target Companies.

47

4.4.            Litigation.

There is no Action pending or, to Seller’s Knowledge, threatened to which Seller or any of its Affiliates is a Party that (a) challenges or seeks to enjoin, delay or obtain damages in respect of this Agreement, the Transactions or (b) would materially adversely affect any Seller’s ability to perform its obligations under this Agreement or the other Transaction Documents or to consummate the Transactions and the transactions contemplated by the other Transaction Documents. None of Seller nor any of its Affiliates is subject to any Order which would prevent or materially impede, interfere with, hinder or delay the consummation by Seller of the Transactions or the ability of Seller to perform its obligations hereunder.

4.5.            Brokers

Neither Seller nor any of its Affiliates has retained a broker, finder, investment banking firm or financial advisor to act on its behalf in connection with the Transactions, and no other Person is or will be entitled to receive any broker’s, finder’s, investment banker’s, financial advisor’s or similar fee in connection with this Agreement or any of the Transactions based upon arrangements made by or on behalf of Seller or their Affiliates.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

5.1.            Organization.

Buyer is a company duly organized, validly existing, and in good standing under the Laws of Sweden, and has all requisite corporate power and authority to carry on its business as it is now being conducted, and to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party and to consummate the Transactions and the transactions contemplated by the other Transaction Documents.

5.2.            Authority and Enforceability; No Conflict.

48

(a)               The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to be executed by Buyer in connection herewith and, subject to Buyer obtaining approval of its shareholders of the Transactions, this Agreement and the private placement of the Buyer’s equity related thereto (“Buyer’s Shareholder Approval”), the consummation by Buyer of the Transactions and the transactions contemplated by the other Transaction Documents, have been duly authorized by all necessary corporate action on behalf of Buyer. This Agreement has been, and the other Transaction Documents to which Buyer is a party will be, duly and validly executed and delivered by Buyer and, assuming due authorization, execution and delivery by the other parties hereto and thereto, constitute or will constitute the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by the Enforceability Exceptions.

(b)               The execution, delivery and performance by Buyer of this Agreement and any other Transaction Document, and the consummation by Buyer of the Transactions will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of Buyer’s organizational documents, (ii) violate any provision of Law, rule, or regulation to which Buyer is subject, or (iii) violate any Order applicable to Buyer.

5.3.            No Consents.

No notices to, filings with, or authorizations, Orders, Permits, consents or approvals of any Governmental Authority or other Person are necessary for the execution, delivery or performance by Buyer of this Agreement or the Transaction Documents to which Buyer is a party or the consummation by Buyer of the transactions contemplated hereby or thereby, except for (i) the Buyer’s Shareholder Approval, and (ii) such notices, filings, authorizations, Orders, Permits, consents or approvals as may be necessary as a result of any facts or circumstances relating solely to Seller or any of its Affiliates. No Law or Order prohibits Buyer from consummating the Transactions.

5.4.            Litigation.

There is no Action pending or, to Buyer’s Knowledge, threatened to which Buyer or any of its Affiliates are a party that (a) challenges or seeks to enjoin, delay or obtain damages in respect of this Agreement, the Transactions or (b) would materially adversely affect Buyer’s ability to perform its obligations under this Agreement or the other Transaction Documents or to consummate the Transactions and the transactions contemplated by the other Transaction Documents. Neither Buyer nor any of its Affiliates is subject to any Order which would have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or the other Transaction Documents.

5.5.            Brokers.

Neither Buyer nor any of its Affiliates has retained any broker, finder, investment banking firm or financial advisor to act on its behalf in connection with the Transactions, and no other Person is or will be entitled to receive any broker’s, finder’s, investment banker’s, financial advisor’s or similar fee in connection with this Agreement or any of the Transactions based upon arrangements made by or on behalf of Buyer or its Affiliates.

49

5.6.            Availability of Funds.

At Closing Buyer will have sufficient cash on hand or other sources of immediately available funds that together enable it to make payment of the Purchase Price.

5.7.            Acquisition of Shares.

Buyer is acquiring the Target Equity solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer has not entered into, and has no plan or intention to enter into or to cause the Target Companies to enter into (except in the ordinary course of business) negotiations with any third party regarding the sale, transfer, assignment, conveyance or other disposition of the Target Equity or any of the assets of the Target Company. Buyer has not acted or been engaged as an agent, broker, finder or intermediary on behalf of any Person with respect to the sale, transfer, assignment, conveyance or other disposition of the Target Equity or any assets of the Target Companies. Buyer acknowledges that the shares constituting the Target Equity are not registered under the Securities Act or any state securities laws, and that the shares constituting the Target Equity may not be transferred or sold except pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer is able to bear the economic risk of holding the Target Equity for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matter so as to be capable of evaluating the merits and risk of its investment.

5.8.            Buyer’s Shareholder Approval.

Buyer has obtained voting agreements or intent letters from the holders of at least the percentage of shares of outstanding shares of Buyer required to obtain the Buyer’s Shareholder Approval. Other than the Buyer’s Shareholder Approval, no approval of securities issued by Buyer is required in connection with Buyer’s performance of its obligations under this Agreement or the other Transaction Documents to which Buyer is a party.

5.9.            Acknowledgment.

Buyer acknowledges that it is a sophisticated purchaser of businesses and has been given sufficient access to information with respect to the Target Companies. Buyer has been represented by independent legal counsel in connection with the transactions contemplated by this Agreement, understands the assumptions of risk and liability set forth in this Agreement and understands it will not have any recourse whatsoever against the Target Companies or Seller except as expressly set forth in this Agreement. Buyer hereby acknowledges and agrees that it has conducted and completed its own investigation, analysis and evaluation of the Target Companies and the Target Equity that it has made all such reviews and inspections of the financial condition, business, results of operations, properties, assets and prospects of the Target Companies as it has deemed necessary or appropriate, that it has had the opportunity to request all information it has deemed relevant to the foregoing from Seller and the Target Companies and has received responses it deems adequate and sufficient to all such requests for information, and that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied upon its own investigation, analysis and evaluation of the Target Companies and the Target Equity and is not relying in any way on any representations and warranties, including any implied warranties, made by or on behalf of Seller or the Target Companies other than the representations and warranties expressly made by Seller in Article 3 and Article 4. In connection with the due diligence investigation of the Target Companies and the Target Equity by including and its Affiliates and representatives, Buyer and its Affiliates and representatives have received from Seller and its Affiliates (including the Target Companies) and representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Target Companies. Buyer hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that Buyer will have no claims against the Target Companies or Seller arising from any of the foregoing. Accordingly, Buyer hereby acknowledges and agrees that no Target Company, Seller, nor any other Person has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements, or business plans, except as expressly provided in Article 3 and Article 4. Buyer further agrees, for itself and the other Buyer Indemnified Parties, that neither Seller nor any other Person will have or be subject to any liability to any Buyer Indemnified Party or any other Person resulting from the distribution to Buyer or any other Buyer Indemnified Party, or Buyer’s use of, any such information, including any information, document or material made available to Buyer or any other Buyer Indemnified Party in the virtual data room hosted by Hunton Andrews Kurth LLP, any management presentations, any confidential information memoranda, or any other form in expectation of the transactions contemplated by this Agreement, including liability related to the completeness or accuracy of any such information.

50

ARTICLE 6

COVENANTS AND AGREEMENTS

6.1.            Pre-Closing Reorganization

(a)               US Target Company Transfer of Assets and Contracts. Prior to Closing, Seller shall:

(i)                 transfer or cause to be transferred any assets held by Seller or any of its Affiliates, other than the Target Companies, that are used exclusively in the Business to the US Target Company; and

(ii)              to the extent assignable, assign or cause to be assigned all Contracts to which Seller or any of its Affiliates, other than the Target Companies, is a party to the US Target Company.

(b)               US Target Company TSA. As of Closing, the Seller shall enter into the Transition Services Agreement with Buyer or one of its Affiliates, that will provide, inter alia, that on the terms and conditions set forth in the Transition Services Agreement:

51

(i)                 Seller will provide continuation of employment and employee benefits to persons specified in the Transition Services Agreement through December 31, 2021, at the cost of Buyer;

(ii)              Seller shall allow continued used by the US Target Company of any assets of Seller that are used in the Business, but that are not transferred pursuant to Section 6.1(a)(i); and

(iii)            Seller shall allow the US Target Company continued access and use of the portion of Littleton, Colorado, warehouse used for the US Target Company’s simulation business and service center.

(c)               Israeli Target Company. Prior to Closing, Seller shall cause the Israeli Target Company to transfer to another subsidiary of Seller in Israel:

(i)                 the contracts that are related to the D2P business and listed on Schedule 6.1(c)(i) hereof and all liabilities related thereto; and

(ii)              the office equipment that is used exclusively in the D2P business and listed on Schedule 6.1(c)(ii) hereof and all liabilities related thereto.

Buyer shall cause the Israeli Target Company to permit the D2P Employees to occupy their current office spaces for up to 60 days after Closing without charge.

(c)        Belgian Asset. At Closing, Seller shall transfer or cause to be transferred to an Affiliate of Buyer all rights and title to the simulator demonstration systems held by 3D Systems Benelux B.V.

(d)               Supply of Haptic Arms. Provided that Seller (or its Affiliates) remain in the business of selling haptic arms to third parties, then for a period of three (3) years after Closing, Seller shall (or shall cause its applicable Affiliate to) continue to sell to the Israeli Target Company the haptic arms currently incorporated by the Israeli Target Company into its products at a cost equal to the cost such haptic arms have been provided to the US Target Company by Seller immediately before the date hereof (subject to a 10% annual increase on January 1 of each of 2022, 2023 and 2024). Seller will give the Israeli Target Company at least six (6) months’ notice in the event that it and its Affiliates intend to cease the sale of haptic arms to third parties.

(e)               Seller hereby grants to Buyer and its Affiliates, through December 31, 2021, (the “Trademark License Period”), a limited, non-exclusive, non-transferable, non-sublicensable (except as provided below), world-wide, royalty-free, fully paid-up license to use the trademarks 3D SYSTEMS and the 3D Systems logo (collectively, the “Marks”) solely as used in connection with the Business as of the Closing, and solely as necessary to permit the continued operation of the Business in combination with the Marks in a manner consistent with the conduct of the Business prior to the Closing, including without limitation, on marketing materials, letterhead and websites, and on and in connection with products and services offered by the Business prior to the Closing. Buyer will, in all cases, submit to Seller for prior approval all newly created printed, on-line or other materials that incorporate the Marks. For the avoidance of doubt, no approval is necessary to create additional copies of content and materials which existed prior to the Closing. Buyer may not use the Marks for any other purpose without the prior written consent of Seller. Buyer shall not do or permit to be done any act which will in any way impair or challenge the rights of Seller in or to the Marks. Buyer shall not register nor attempt to register the Marks or any confusingly similar trademark, either alone or in combination with any word, name, symbol or device, nor aid or assist anyone else in doing so. Seller retains all rights not granted in this Section 6.1(e). All right, title and interest in and to the Marks and all goodwill relating thereto shall remain vested in Seller all goodwill associated with Buyer’s use of the Marks shall inure to the benefit of Seller. Buyer shall not sublicense the right to use the Marks to any third party, but may permit its Affiliates and its and their subcontractors to use the Marks on Buyer’s behalf, but solely consistent with the rights set forth herein.

52

6.2.            Reasonable Best Efforts; Further Assurances

(a)               Upon the terms and subject to the conditions herein provided, except as otherwise provided herein, and without limiting the obligations of the parties under Section 6.4, each of the parties hereto agrees to use its reasonable best efforts to take or cause to be taken all actions, to do or cause to be done and to assist and cooperate with the other parties hereto in doing all things necessary, proper or advisable under applicable Law to consummate and make effective, in the most expeditious manner practicable, the Transactions, including (i) the satisfaction of the conditions precedent to the obligations of any of the parties hereto, and (ii) the obtaining of applicable consents, waivers or approvals of any third parties (including Governmental Authorities). Notwithstanding the foregoing, none of Buyer, the Target Companies or any of their respective Affiliates shall be obligated to provide financial information to any third parties regarding itself and its Affiliates, make any payments or otherwise modify any Contracts to obtain any applicable consent, waiver or approval.

(b)               The parties hereto shall cooperate reasonably with each other and with their respective representatives in connection with any steps required to be taken as part of their respective obligations under the Transaction Documents to which they are a party, and shall (i) furnish upon request to each other such further information, (ii) execute and deliver to each other such other documents and (iii) do such other acts and things, all as the other parties may reasonably request for the purpose of carrying out the intent of this Agreement and the Transaction Documents to which they are a party and the Transactions and the transactions contemplated by the other Transaction Documents.

6.3.            Access and Information.

(a)               Buyer shall be entitled to reasonable access to the books, records and properties of the Target Companies during normal business hours and upon reasonable advance notice, and Seller shall and shall cause Target Companies to cooperate with any such reasonable requests for access to the extent such access does not unreasonably interfere with the operations, activities and employees of the Target Companies. The foregoing access rights shall not include the right to (i) conduct any environmental testing, sampling or other invasive environmental investigations, (ii) have access to any information the disclosure of which would result in the waiver of any privileges or (iii) any access prohibited by the terms of any Contract. Buyer agrees that until the Closing Date or earlier termination of this Agreement in accordance with its terms, Buyer and its representatives and agents shall not contact or hold discussions with suppliers, vendors, distributors, customers or sales team members or non-executive employees of the Target Companies without the prior written consent of the Target Companies, and in any event only with the participation of representatives of the Target Companies designated by Seller. In exercising its rights hereunder, Buyer shall conduct itself so as not to interfere in the conduct of the business of the Target Companies prior to the Closing and in accordance with applicable Laws, including competition Laws.

53

(b)               All information disclosed pursuant to this Agreement or in connection with the Transactions, or the discussions and negotiations preceding this Agreement, to Buyer (or its representatives or Affiliates), and the terms hereof, shall be held by Buyer in accordance with and subject to the terms of, and shall be kept confidential by such Persons in accordance with the confidentiality agreement dated October 26, 2020, between Seller and Buyer (the “Confidentiality Agreement”), and shall not be used by any Person, other than in connection with the Transactions. The parties agree that notwithstanding anything to the contrary contained in the Confidentiality Agreement, the Confidentiality Agreement shall survive from the date hereof, and only if the Closing shall occur, the Confidentiality Agreement shall terminate at the Closing.

(c)               For a period of five (5) years after the Closing or for such longer period as may be required by Law, (i) each of Seller and Buyer shall not, and Buyer shall cause the Target Companies not to, dispose of or destroy any books and records of the Seller or the Target Companies relating to the Business, as applicable, relating to periods prior to the Closing (“Books and Records”) without first offering to turn over possession thereof to the other party, as applicable, by written notice to the other party at least 30 days prior to the proposed date of such disposition or destruction and (ii) Buyer and the Target Companies shall provide Seller and its Affiliates and Seller shall provide Buyer and its Affiliates and their respective officers, consultants, employees, counsel, accountants, agents and other representatives access, during normal business hours and upon reasonable advance written notice, to the Books and Records and such other information and assistance relating to the Business; provided, that such access shall only be granted in furtherance of the other party’s exercise of its rights under this Agreement or for the preparation of its Tax Returns, in each case, subject to the such party’s execution of a customary confidentiality agreement reasonably acceptable to the other party (such acceptance not to be unreasonably withheld, conditioned or delayed).

6.4.            Conduct of Business by the Target Companies.

Except as otherwise contemplated by or as necessary to comply with Seller’s obligations under this Agreement, from and after the date hereof until the Closing or earlier termination of this Agreement in accordance with its terms, the Seller shall cause each of the Target Companies to, except as consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), use commercially reasonable efforts to (a) conduct its business in all material respects in the ordinary course and in compliance in all material respects with applicable Law, (b) preserve substantially intact its business organization and to preserve the present commercial relationships with key Persons with whom it does business or has material business relations, (c) maintain its assets, properties, books of account and records consistent with its past practice, (d) preserve the goodwill and ongoing operations of its business, (e) not take or omit to be taken any action which would reasonably be expected to result in, individually or in the aggregate, a Target Company MAE and (f) to:

54

(a)               not amend its organizational documents;

(b)               not enter into or adopt a plan or Contract of recapitalization, reorganization, merger or consolidation, or adopt a plan of complete or partial liquidation or dissolution;

(c)               not merge or consolidate with, or purchase all or substantially all the assets of, or otherwise acquire the business of, any person;

(d)               not split, combine, reclassify or amend the terms of any Equity Interests or make or declare any dividend or distribution in respect of its Equity Interests;

(e)               not grant, award, sell, pledge, issue or redeem any capital stock or issue or become a party to any subscriptions, warrants, rights, options, convertible securities or other Contracts or commitments of any character relating to its issued or unissued capital stock, or its other Equity Interests, if any, or grant any stock appreciation or similar rights;

(f)                not amend, renew or terminate, or agree to a release, waiver, modification or termination of, a Contract with a Related Party (other than terminations as a result of the expiration of such Contract), or enter into a new transaction or Contract, with a Related Party;

(g)               not make any change in any method of financial accounting or financial accounting practice or policy, other than those required by GAAP or the Financial Accounting Standards Board;

(h)               sell, license, lease, transfer, assign, abandon or otherwise dispose of any of its assets (tangible or intangible) or mortgage, pledge, or impose any Lien (other than a Permitted Lien) upon any of its assets, in each case, other than in the ordinary course of business;

(i)                 except as required by any Contract, U.S. Benefit Plan or Foreign Benefit Plan existing on the date hereof, or otherwise required under applicable Law, not (i) increase the compensation, severance or benefits payable to any officer or employee of the Target Companies or of the Business, other than in the ordinary course of business, (ii) amend, modify, establish or enter into any U.S. Benefit Plan or Foreign Benefit Plan or collective bargaining agreement with a labor union, works council agreement, employee representative agreement, or other similar agreement for employee representation or otherwise, make any commitment or incur any liability to any labor organization with respect to the Target Companies, (iii) enter into any employment, consulting, independent contractor, severance, retention, change in control or compensation agreement or arrangement with, or grant any severance, retention or termination payment to, any current or former employee of the Target Companies or of the Business, other than in the ordinary course of business, consistent with past practice (iv) hire any employees of the Target Companies or the Business, other than in the ordinary course of business, consistent with past practice, or (v) terminate any employee of the Target Companies or the Business, other than terminations for cause or terminations in the ordinary course of business, consistent with past practice;

55

(j)                 not amend or terminate any Material Contract or enter into any agreement or arrangement that, if entered into prior to the date hereof, would have been a Material Contract;

(k)               not initiate or settle any material Action;

(l)                 not make any loan, advance or capital contribution to, or any investment in, any Person, other than in the ordinary course of business;

(m)             not acquire any real property;

(n)               other than Contracts entered into in the ordinary course of business with medical device manufactures or distributors, not enter into any Contract, understanding or commitment that restrains, restricts, limits or impedes the ability of the Target Companies to compete with or conduct any business or line of business in any geographic area or solicit the employment of any Persons;

(o)               not incur any debt for money borrowed;

(p)               not open any new facility or enter into any new line of business or close any facility or discontinue any line of business or any business operations;

(q)               not (A) change of any material method of accounting of the Target Companies for Tax purposes; (B) enter into any Contract with any Governmental Authority (including a “closing agreement” under Section 7121 of the Code) with respect to any Tax or Tax Returns of the Target Companies; (C) change an accounting period of the Target Companies with respect to any Tax; (D) file an amended material Tax Return; (E) change or revoke any material election with respect to Taxes; or (F) enter into any Contract to extend or waive the applicable statute of limitations with respect to any Taxes; or

(r)                not agree or commit to do any of the actions described in clauses (a) through (q) of this Section 6.4.

6.5.            Public Announcements.

Except as may be required by Law, none of the parties hereto shall make any public statements, including any press releases, with respect to the Transactions without the prior written consent of the other parties (which consent shall not be unreasonably withheld, conditioned or delayed). Except as may be required by Law, none of the parties hereto shall make any public statements, including any press releases, either prior to or after the Closing, disclosing the purchase price contemplated hereby without the prior written consent of the other parties. If a party seeks to disclose the identity of any of the parties hereunder in a public statement, the party seeking to make the public statement shall consult with the named party in advance as to the contents thereof. For the avoidance of doubt, the foregoing shall not prohibit (i) any party hereto or any of its Affiliates from disclosing information (on a confidential basis) to such party’s employees, limited partners, investors, potential investors, advisors, members, and lenders with respect to the Transactions or (ii) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or the transaction contemplated hereby. Notwithstanding the foregoing, any initial press release to be issued with respect to the Transactions shall be in a form reasonably agreed to by the parties hereto.

56

6.6.            Employment Matters.

(a)               D2P Employees. Prior to the Closing Date, Seller shall transfer, or cause to be transferred, the employment of the D2P Employees out of the Israeli Target Company to an Affiliate of Seller in Israel and shall terminate any D2P Employee whose transfer could not be facilitated. Seller shall be solely responsible for all liabilities, costs, and expenses related to the D2P Employees, including any liabilities associated with such transfer of employment, and including with respect to such D2P Employees whose transfer could not be facilitated by law prior to Closing Date.

(b)               Continuing US Employees. No later than December 15, 2021, Buyer shall, in its sole discretion, identify those Continuing US Employees that it intends to retain as a Continuing Employee as of January 1, 2022. As of January 1, 2022, Seller shall transfer, or shall cause to be transferred, to an Affiliate of Buyer in the United States the employment of such Continuing US Employees, and Buyer shall be solely responsible for all liabilities costs, and expenses related to such transfer; provided, that Seller shall be responsible for all liabilities, costs, and expenses associated with any Continuing US Employee who declines an offer of employment with the Affiliate of Buyer in the United States and to any other employees of Seller or its Affiliates who are not Continuing US Employees or employees of the Israeli Target Company. Seller shall retain all liabilities under any U.S. Benefit Plan or Foreign Benefit Plan sponsored or maintained by the Seller or its Affiliate (other than the Target Companies) regardless of whether such liabilities or claims arise prior to, on, or after the Closing Date. Notwithstanding anything herein to the contrary, to the extent that any liabilities, costs, or expenses related to the pre-Closing period transfer by operation of Law from the Seller to the Target Companies, or to the Buyer or an Affiliate of Buyer, with respect to any employment or employee benefits related liabilities, costs, or expenses, Seller shall promptly reimburse Buyer for such liabilities, costs, and expenses (except to the extent that any such liabilities, costs, or expenses have been included in Debt or in the computation of Net Working Capital reflected in the Final Purchase Price Statement).

(c)               With respect to each Continuing Employee, (i) Buyer shall, or shall cause an Affiliate of Buyer or the Target Companies to: pay any amounts due under any deferred compensation plan or end of service payments; recognize vacation days, paid sick leave and other time off; and pay any bonuses, commissions and severance that relate to the period prior to the Closing Date, in each case to the extent that such items are taken into account as Debt or accrued for as a current liability in Net Working Capital, and (ii) for a period of one year after Closing, Buyer shall, or shall cause its Affiliates (including the Target Companies), to provide (A) annual base salary or hourly wages and target annual cash bonus opportunities that are, in each case, no less favorable than those provided to such Continuing Employee immediately prior to Closing and (B) other benefits (excluding equity, phantom equity, deferred compensation (other than a Code section 401(k) plan), defined benefit, severance, retiree medical insurance, retiree life insurance, change in control bonuses, or retention bonuses) that are substantially similar in the aggregate to those provided to such Continuing Employee (excluding equity, phantom equity, deferred compensation (other than a Code section 401(k) plan), defined benefit, retiree medical insurance, retiree life insurance, change in control bonuses, or retention bonuses) immediately prior to the Closing. Nothing in this Section 6.6(c) is intended to confer upon any Person any right, benefit or remedy of any nature whatsoever, including any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment.

57

(d)               Seller and its Affiliates shall assign to the Target Companies on the Closing Date all restrictive covenant agreements by and between any current or former employee, independent contractor, or consultant of the Business and the Seller or any Affiliate (other than the Target Companies).

(e)               Immediately prior to the Closing, Seller shall provide Buyer with a list of all employees of the Target Companies and of the Business who were terminated by Seller or the Target Companies within ninety (90) days of the Closing Date.

(f)                The provisions of this Section 6.6 shall not be deemed to (i) constitute the adoption, amendment or modification of any employee benefit plan, including the U.S. Benefit Plans or Foreign Benefit Plans, nor shall any provision hereof limit the right of the Target Companies, Buyer or Seller to terminate any employee at any time and for any reason or (ii) create any third-party beneficiary right for any current or former employee of the Target Companies.

6.7.            Resignations.

The Target Companies shall obtain the written resignations of, or otherwise remove from office, each director (or each person holding a similar position) of the Target Companies in their capacity as a director (or similar position) set forth Schedule 6.7 (the “Resigning Directors”).

6.8.            No Solicitation.

During the period from the date of this Agreement through the earlier of the Closing or the earlier termination of this Agreement in accordance with its terms, (i) neither Seller nor the Target Companies shall, directly or indirectly, nor shall it permit any of its Affiliates, officers, directors, executive employees, representatives, consultants, financial advisors, attorneys, accountants or other agents to (A) solicit, initiate or participate in discussions or negotiations with, or provide any information or assistance to, any Person or group (other than Buyer and/or its Affiliates, officers, directors, employees, representatives, consultants, financial advisors, financing sources, attorneys, accountants and other agents) concerning any merger, sale of equity, sale of substantially all the assets of, or similar transaction involving the Target Companies (whether structured as a merger, consolidation, sale, acquisition, exchange or otherwise), other than assets sold in the ordinary course of business (an “Acquisition Transaction”) or (B) take any action to solicit or knowingly encourage any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Transaction, (ii) Seller and its Affiliates, officers, directors, executive employees, representatives, consultants, financial advisors, attorneys, accountants and other agents, shall immediately cease and cause to be terminated all existing discussions, negotiations and other communications with any Person conducted heretofore with respect to any such Acquisition Transaction and promptly after the date of this Agreement, if not already done so prior to the date of this Agreement, instruct any Person who entered into a confidentiality agreement with the Target Companies that has not expired or been terminated in connection with any actual or potential Acquisition Transaction to return or destroy all such information or documents in accordance with the terms of such confidentiality agreement, and (iii) Seller and its Affiliates, officers, directors, executive employees, representatives, consultants, financial advisors, attorneys, accountants and other agents shall not, directly or indirectly, approve, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle (whether written or oral, binding or nonbinding) with respect to an Acquisition Transaction.

58

6.9.            Shared Contracts.

Buyer and Seller shall use commercially reasonable efforts to (a) cause the Shared Contracts set forth on Schedule 6.9 and such other Shared Contracts as Buyer and Seller shall mutually agree in writing prior to the Closing to be replaced, at or prior to the Closing, with separate contracts that are reasonably acceptable to Buyer and Seller and, to the extent applicable, on substantially similar terms as such Shared Contracts as of the date of this Agreement, and (b) cooperate and provide each other with reasonable assistance in effecting such separation of such Shared Contracts prior to the Closing and following the Closing. If Buyer and Seller are not able to effect the separation of a Shared Contract prior to the Closing, then, until any such Shared Contract is separated or such Shared Contract expires in accordance with its terms, to the extent permitted under Law and under the terms of such Shared Contract, each of Buyer and Seller shall (i) use commercially reasonable efforts to perform the obligations under such Shared Contract applicable to it and its Affiliates, (ii) with respect to the obligations that should have been fulfilled by such party (or its Affiliates), promptly reimburse the other party hereto for any expenses incurred by such other party (or its Affiliates), (iii) hold in trust for the benefit of the other party, and promptly forward to the other party, any monies or other benefits received pursuant to such Shared Contract allocable to the other party (or its Affiliates) and (iv) endeavor to institute alternative arrangements intended to put the parties in substantially the same economic position as if such Shared Contract were separated.

59

6.10.        Non-Competition; Non-Solicit; Non-Disparagement.

(a)               From and after the Closing Date and until the third (3rd) anniversary of the Closing Date (the “Restricted Period”), Seller shall not, and Seller shall cause each of its Affiliates not to, directly or indirectly through another Person, (i) own, manage, control, participate in, consult with, render services for, or in any manner engage in or represent any business relating to the Business, (ii) enter into the employ of, or render any services to or for (whether as an officer, director, manager, employee, advisor, consultant, contractor, or otherwise) any Person engaged in the Business (such Person, a “Restricted Person”) or (iii) become financially interested in any Restricted Person in any capacity, including as an investor, partner, equity owner, lender, officer, director, manager, principal, agent or trustee (other than as stockholder or investor owning debt or equity securities comprising less than five percent (5%) of any class of the issued and outstanding securities of a corporation that is traded on a national securities exchange or in the over-the-counter market, or as a creditor or otherwise).

(b)               During the Restricted Period, Seller hereby agrees that it shall not, and shall cause each of its Affiliates not to, directly or indirectly through another Person, (i) induce or attempt to induce any employee or independent contractor of the Target Companies or their Affiliates to leave the employ or service of the Target Companies or their Affiliates, as applicable, or engage in any conduct or communications with any employee or independent contractor of the Target Companies or their Affiliates that directly or indirectly causes such employee or independent contractor to terminate his or her employment or independent contractor relationship with the Target Companies or their Affiliates, (ii) hire any Person who was within the last three (3) months an employee or independent contractor of the Target Companies or their Affiliates, as applicable, or (iii) intentionally induce or attempt to induce any customer, supplier, distributor, payor, vendor licensee or other business relation of the Target Companies or their Affiliates to cease doing business, or reduce its business, with the Target Companies or their Affiliates or in any way interfere with the relationship between any such customer, supplier, payor, vendor, licensee or business relation, on the one hand, and the Target Companies or their Affiliates, on the other hand. Notwithstanding the foregoing, Seller shall not be precluded from hiring any Person (i) who responds to a general solicitation for employment placed by Seller, or by Seller’s agents, or is otherwise done by recruiters not specifically directed by such party to contact such person, or (iii) whose employment was terminated by the Target Companies or their Affiliates prior to commencement of employment discussions with such party.

(c)               Neither Buyer nor Seller will make, or cause to be made, any statement, observation, or opinion, or communicate any information (whether oral or written), to any Person that disparages the other party or their respective Affiliates or any of their respective directors, managers, officers, shareholders, members or advisors, or is likely in any way to harm the business or the reputation of the other party or their respective Affiliates; provided that nothing in this Section 6.10(c) or this Agreement is intended to or should be construed to prevent Buyer or Seller, or their Affiliates, from fully and truthfully responding to a subpoena or other legal process or request by a Governmental Authority, testifying fully and truthfully in any Action, proceeding or regulatory matter, or otherwise reporting in good faith possible violations of Law or regulations to any Governmental Authority or making disclosures that are protected under whistleblower or other provisions of the Law.

60

(d)               Seller has carefully considered the nature and extent of the restrictions set forth in Section 6.10, and hereby acknowledges and agrees that the same are reasonable in time, scope and territory, do not confer a benefit upon Buyer, the Target Companies or any of their respective Affiliates disproportionate to the detriment of Seller, are reasonable and necessary for the protection of Buyer, the Target Companies and their respective Affiliates and are an essential inducement to Buyer to consummate the transactions contemplated by this Agreement.

(e)               Seller recognizes and agrees that the restrictions set forth in Section 6.10 supersede and control over any prior restrictive covenants it may have previously entered into with the Target Companies, and also consents and agrees that the restrictions set forth in Section 6.10 shall be enforceable by any successors or assigns of Buyer or the Target Companies, as applicable.

(f)                Seller understands and agrees that the restrictions as set forth in Section 6.10 are essential elements to this Agreement, and that without such restrictions Buyer would not enter into this Agreement.

(g)               If, at the time of enforcement of this Section 6.10, a court or arbitrator holds that the restrictions stated herein are unreasonable under the circumstances then existing, the court or arbitrator may modify such restrictions as may be appropriate for enforcement, and the parties agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area determined to be reasonable under the circumstances by such court or arbitrator, as applicable.

(h)               Seller covenants and agrees that it will not seek to challenge the enforceability of the covenants contained in this Section 6.10 against the Buyer or any of its Affiliates, nor will it assert as a defense to any action seeking enforcement of the provisions contained in this Section 6.10 (including an action seeking injunctive relief) that such provisions are not enforceable due to lack of sufficient consideration received by Seller. The parties hereto agree and acknowledge that money damages would be an inadequate remedy for any breach of this Section 6.10. Therefore, in the event of a breach or threatened breach by Seller of this Section 6.10, Buyer and its Affiliates or their respective successors or assigns may, in addition to other rights and remedies existing in their favor at law or in equity, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions of this Section 6.10 (without posting a bond or other security). Upon any such application, the party seeking such equitable relief shall be entitled to reasonable attorneys’ fees and costs in bringing such action should it be the prevailing party.

6.11.        Release.

(a)               Except as contemplated in this Agreement or with respect to claims that arise under this Agreement or any of the transactions contemplated hereby, effective as of the Closing Date, in consideration of the mutual covenants and agreements contained herein, each of Buyer and Seller, on behalf of itself and its Affiliates, successors and assigns hereby unconditionally and irrevocably release, waive and forever discharge the other party and their Affiliates and the past and present equityholders, owners, managers, directors, officers, employees (in their capacity as such), agents, representatives, predecessors, successors and assigns of each of the foregoing, in each case now or hereafter existing (collectively, the “Released Persons”) from, and hereby acknowledges full accord and satisfaction of, any and all liabilities, claims, demands, actions, causes of action, debt account, bond, judgments, suits, interest, penalties, expenses and/or litigation costs, including reasonable attorneys’ fees and expert fees, which the other party ever had, now has or hereafter can, shall or may have, against the Released Persons, whether known or unknown, suspected or unsuspected, matured or unmatured, fixed or contingent, in law or equity, for, upon or by reason of any matter, thing or cause, relating to, occurring on or deriving from the period prior to the Closing Date.

61

(b)               Each of Buyer and Seller represents and warrants to the Released Persons that it has not assigned any such claim set forth in Section 6.11(a) and agrees to indemnify and hold harmless the Released Persons from and against any and all Liabilities arising from or in any way related to (i) any such assignment and (ii) any Action by a third party arising from or in any way related to the relationship among Buyer or Seller, as applicable, and the Released Persons, which is subject to Section 6.11.

(c)               Each of Buyer and Seller hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Released Person, based upon any matter purported to be released hereby.

(d)               Subject to and to the extent permitted under applicable Law (including Sections 258-264 of the Israeli Companies Law, 5759-1999), each Target Company hereby unconditionally and irrevocably waives any claims that it has or may have against any Resigning Director with respect to any matter, occurrence, event, debt or Liability relating to, occurring on or deriving from the period prior to Closing, and releases each Resigning Directors from any and all actions, claims or demands with respect thereto.

(e)               Anything to the contrary notwithstanding: (i) the foregoing releases are conditioned upon the consummation of the Closing and shall become null and void, and shall have no effect whatsoever, without any action on the part of any person or entity, upon termination of this Agreement in accordance with its terms; and (ii) should any provision of these releases be found, held, declared, determined, or deemed by any court of competent jurisdiction to be void, illegal, invalid or unenforceable under any applicable statute or controlling law, the legality, validity, and enforceability of such provision should be construed as extending to the maximum extent possible under such applicable law, and the remaining provisions will not be affected.

6.12.        Tax Matters.

62

(a)               Tax Returns.

(i)                 Seller, at its sole cost and expense, shall (A) prepare and timely file (or cause to be prepared and timely filed) (taking into account any extension of a required filing date) all Tax Returns with respect to the Target Companies that relate to a taxable period ending on or before the Closing Date and (B) prepare and timely file (or cause to be prepared and timely filed) (taking into account any extension of a required filing date) all Tax Returns that relate to any Seller Affiliated Group (each a “Seller-Filed Tax Return”). The Seller shall timely pay all Taxes that are shown as payable with respect to any Seller-Filed Tax Return, except to the extent such Taxes are not yet due or are being contested in good faith, or to the extent included in Debt or the computation of Net Working Capital reflected in the Final Purchase Price Statement. All Seller-Filed Tax Returns shall be prepared in a manner consistent with past practice, except as otherwise required pursuant to applicable law or to the extent a position may give rise to penalties.

(ii)              Buyer shall prepare and timely file (or cause to be prepared and timely filed) (taking into account any extensions of a required filing date) all Tax Returns of the Target Companies that are not Seller-Filed Returns (each a “Buyer-Filed Tax Return”). To the extent a Buyer-Filed Tax Return relates to a Pre-Closing Tax Period, it shall be prepared in a manner consistent with past practice and without a change of any election or any accounting method unless otherwise required by Law. Each Buyer-Filed Tax Return that is a Tax Return for a Pre-Closing Tax Period shall be submitted by Buyer to Seller (together with schedules, statements and, to the extent reasonably requested by Seller, supporting documentation) at least ten (10) Business Days prior to the due date (including any applicable extension) of such Tax Return and any other Buyer-Filed Tax Return that shows an Indemnified Tax and was not prepared consistently with past practices, procedures, or accounting methods shall be submitted to Seller a reasonable time prior to the due date of such Tax Return. For any Tax Return described in the immediately preceding sentence, Buyer shall incorporate any timely and reasonable comments made by the Seller in the final Tax Return prior to filing. No failure or delay of Buyer in providing Buyer-Filed Tax Returns for the Seller to review shall reduce or otherwise affect the obligations or liabilities of Seller pursuant to this Agreement except to the extent Seller is actually prejudiced by such delay or failure.

(iii)            To the extent not included as Debt in the determination of the Final Purchase Price, Seller shall pay to Buyer an amount equal to any Indemnified Taxes shown as due and payable on any Buyer-Filed Tax Return by the later of (i) ten (10) Business Day after receiving notice of such Taxes and (ii) five (5) Business Days prior to the date on which such Taxes are due and payable by Buyer.

(b)               Allocation of Taxes. To the extent permissible under applicable Laws, the parties agree to utilize the following conventions for determining the amount of Taxes attributable to a Pre-Closing Tax Period:

63

(i)                 In the case of property Taxes and other similar Taxes imposed on a periodic basis, the amount attributable to the portion of the Straddle Period ending on the Closing Date shall equal the Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.

(ii)              In the case of all other Taxes (including income Taxes, employment Taxes, and sales and use Taxes), the amount attributable to the portion of the Straddle Period ending on the Closing Date shall be determined as if the Target Company or the Subsidiaries filed a separate Tax Return with respect to such Taxes for the portion of the Straddle Period ending as of the end of the day on the Closing Date using a “closing of the books methodology.” Any item determined on an annual or periodic basis (including amortization and depreciation deductions and the effects of graduated rates) shall be allocated to the portion of the Straddle Period ending on the Closing Date based on the mechanics set forth in clause (i) for periodic Taxes.

(c)               Transfer Taxes. Notwithstanding anything contrary to this Agreement, all federal, state, local, non-U.S. transfer, excise, sales, use, ad valorem, value added, registration, stamp, recording, property and similar Taxes or fees applicable to, imposed upon, or arising out of the transfer of the shares in the Target Companies or any other transaction contemplated by this Agreement and all related interest and penalties (collectively, “Transfer Taxes”) shall be paid by Seller, and Seller, at its own expense, shall file all applicable Tax Returns and other documentation necessary with respect to such Transfer Taxes.

(d)               Tax Cooperation. Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Target Companies (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any Tax audit by any Governmental Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax (whether or not a Tax proceeding). Seller shall provide any information necessary or reasonably requested to allow Buyer to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws or to compute the amount of payroll or other employment Taxes due with respect to any payment made in connection with this Agreement. Notwithstanding anything in this Section 6.12(d) to the contrary, with respect to any Tax Return of a Seller Affiliated Group, Seller shall only be obligated to provide a pro forma Tax Return for a Target Company, if relevant and reasonably requested by Buyer, and shall under no circumstances be obligated to provide such consolidated or affiliated Tax Return.

(e)               Tax Contests.

64

(i)                 If any Governmental Authority issues to a Target Company (A) a notice of its intent to audit or conduct another legal proceeding with respect to Taxes of such Target Company for any taxable period ending on or before the Closing Date or (B) a notice of deficiency for Taxes for any Pre-Closing Tax Period (a “Tax Claim”), the Buyer shall promptly notify Seller of its receipt of such communication from the Governmental Authority. No failure or delay of Buyer in the performance of the foregoing shall reduce or otherwise affect the obligations or liabilities of Seller pursuant to this Agreement except to the extent Seller is actually prejudiced by such delay or failure.

(ii)              Buyer shall allow Seller to manage, control and defend (at its sole expense) such audit or administrative or judicial proceeding involving any Tax Claim of a Target Company relating to a taxable period ending on or before the Closing Date (any such audit or proceeding a “Tax Contest”); provided that, Buyer, at its sole cost and expense, shall have the right to participate in any such Tax Contest, and Seller may not settle such matter without the consent of Buyer, which shall not be unreasonably withheld, conditioned or delayed. Buyer shall manage, control and defend any Tax Contest to the extent that Seller does not elect to manage, control and defend such Tax Contest; provided that Seller, at its sole cost and expense, shall have the right to participate in any such Tax Contest, and Buyer shall not allow the Target Companies to settle or otherwise resolve any Tax Contest if such settlement or other resolution relates to Indemnified Taxes without the permission of the Seller (which permission shall not be unreasonably withheld, delayed, or conditioned). Notwithstanding the foregoing, the Seller, at its sole cost and expense, shall control any Tax Contest of any Tax or Tax Return of any Seller Affiliated Group and shall timely pay all resulting Taxes.

(f)                Additional Tax Covenants.

(i)                 Seller shall include the Target Companies on the U.S. federal income Tax Return for the Seller Affiliated Group, as applicable, through the close of business on the Closing Date. The parties agree to (or to cause the Target Companies to) report all transactions not in the ordinary course of business occurring on the Closing Date after the Closing as occurring on the day following the Closing Date to the extent permitted by Treasury Regulation Section 1.1502-76(b)(1)(ii)(B).

(ii)              Any and all existing Tax Sharing Agreements between the Target Companies and any other member of a Seller Affiliated Group shall be terminated as of the Closing Date and none of the Target Companies, Seller or any Affiliate of Seller shall have any further rights or liabilities thereunder.

(iii)            All Tax deductions and other benefits related to the Sale Expenses shall be treated as arising on or before the Closing Date unless otherwise required by applicable law.

(iv)             Any refund, credit or similar benefit (including any interest paid or credited by a Governmental Authority with respect thereto) of Taxes paid by a Target Company with respect to any Pre-Closing Tax Period or that were included as Debt or in the computation of Net Working Capital reflected in the Final Purchase Price Statement, shall be solely the property of Seller in each case, net of (a) any Taxes incurred by Buyer, the Target Companies or their Affiliates as a result of the receipt of such refund and (b) any reasonable out-of-pocket expenses that Buyer or any Target Company incur with respect to such refund (and related interest). Notwithstanding the foregoing, nothing in this Section 6.12(f) shall require that Buyer make any payment with respect to any refund for a Tax (and such refunds shall be for the benefit of Buyer) that is with respect to (i) any refund of Tax that is the result of the carrying back of any net operating loss or other Tax attribute or Tax credit incurred in a Post-Closing Tax Period; (ii) any refund for Tax that is included as an asset in the computation of Net Working Capital as finally determined; or (iii) any refund for Tax that gives rise to a payment obligation by any Target Company to any Person under any applicable law or pursuant to a provision of a contract or other agreement entered (or assumed) by any Target Company on or prior to the Closing Date.

65

(v)               Buyer shall not file or cause to be filed any election under Section 338 or Section 336 of the Code (or any similar election under state, local or non-U.S. Law) with respect to the transactions contemplated by this Agreement.

(g)               To the extent there is an inconsistency between this Section 6.12 and Article 9 as it relates to Tax matters, the provisions of this Section 6.12 shall govern.

6.13.        Director and Officer Liability and Indemnification.

(a)               Buyer agrees that all rights to indemnification, advancement of expenses and exculpation with respect to any Target Company existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer, director, manager or employee of any Target Company (each, a “D&O Indemnified Person), as provided in the organizational documents of such Target Company as in effect on the date of this Agreement, or pursuant to any Contracts in effect on the date hereof, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms, it being the intent of the parties hereto that the D&O Indemnified Persons will continue to be entitled to such indemnification, advancement of expenses and exculpation to the fullest extent permitted by Law. Except to the extent required to comply with applicable Law, the organizational documents of the Target Companies shall not be amended, repealed or modified for a period of six (6) years after the Closing Date in any manner that would adversely affect the rights thereunder of any D&O Indemnified Person with respect to indemnification, advancement of expenses or exculpation.

(b)               At or prior to Closing, each Target Company shall, at Seller’s expense, obtain and Buyer shall, and shall cause each Target Company to, following the Closing, maintain irrevocable “tail” insurance policies, in form and substance reasonably satisfactory to Seller and from an insurance carrier having an S&P rating of at least “A” and that is reasonably acceptable to Seller, naming the D&O Indemnified Persons as direct beneficiaries with a claims period of at least six years from the Closing Date with respect to directors’ liability insurance in an amount of at least $10,000,000 and with a scope at least as favorable Seller’s existing policies applicable to the D&O Indemnified Persons with respect to matter exiting or occurring at or prior to the Closing Date. Buyer shall not, and shall cause the Target Companies to not, cancel or change such insurance policies in any respect.

66

(c)               In the event Buyer, any Target Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all of substantially all of its properties and assets to any Person, whether in one transaction or a series of transactions, then, and in either such case, proper provision shall be made by Buyer so that the successors and assigns of Buyer or such Target Company, as the case may be, shall assume the obligations of this Section 6.13.

(d)               It is expressly agreed that the D&O Indemnified Persons will be, from and after the Closing, third party beneficiaries of this Section 6.13 and will be entitled to enforce the covenants contained herein.

6.14.        No Access to Insurance.

Buyer acknowledges that the Target Companies are covered by certain insurance policies and insurable risk programs of Seller, copies of which have been provided to Buyer for review. All such coverage, policies and programs, and all rights and claims relating thereto, shall be retained by Seller and its Affiliates. Except as set forth in the Transition Services Agreement, as of the Closing such coverages shall no longer apply in respect of the Target Companies, Buyer shall have no rights with respect to such coverages, policies or programs and Buyer will be responsible for implementing its own insurance coverage, policies and programs in respect of the Target Companies.

6.15.        Buyer’s Shareholder Approval.

Buyer shall take all action necessary in accordance with this Agreement, applicable Law and the organizational documents of Buyer to obtain Buyer’s Shareholder Approval. Without limiting the generality of the foregoing, the board of directors of Buyer undertakes to procure that an extraordinary general meeting of Buyer is held as soon as practicable, and in any event no later than twenty (20) Business Days after the date hereof to approve the Transactions, this Agreement and the private placement of Buyer’s equity related thereto. Buyer has delivered to Seller copies of voting undertakings and declarations of voting intent from the holders representing at least 67% of the outstanding shares of Buyer, regarding each such holder’s undertaking or intent to vote in favor of such matters at the extraordinary general meeting of Buyer’s shareholders. Buyer shall enforce its rights under all such voting undertakings and declarations of voting intent and shall not permit any party thereto to rescind or revoke their obligations to vote in favor of the Transactions, this Agreement and the private placement of Buyer’s equity related thereto.

67

6.16.        RWI Policy.

The representation and warranty policy (the “RWI Policy”) obtained by Buyer in connection with the transactions contemplated by this Agreement shall be for a coverage amount of $30,500,000 and on customary terms and conditions (including, for the avoidance of doubt, (a) the insurer thereunder expressly waiving, and agreeing not to pursue, directly or indirectly, any subrogation rights against the Target Companies or Seller with respect to any claim made by any insured thereunder, except in cases of Fraud, and (b) the insurer thereunder expressly agreeing that Buyer and its Affiliates shall have no obligation to pursue any claim against the Target Companies or Seller in connection with any loss, liability or damage) and in the form attached hereto as Exhibit A, and shall not be amended and/or modified in a manner adverse to the Seller unless approved in writing by the Seller. Seller shall be responsible for paying the premiums, commissions, fees and other costs and expenses of procuring and maintaining the RWI Policy in an amount not to exceed $1,237,506. Neither Seller nor any Affiliate thereof shall have any liability or obligation to indemnify or compensate Buyer or any other party to the extent Buyer does not obtain or cannot maintain the RWI Policy, or to the extent that the terms thereof do not provide coverage for any specific type or category of claims or losses, or to the extent the issuer or underwriter of such policy terminates the same or does not for any reason accept or pay any claims made thereunder, including for any Losses that would have been covered within the policy limit of the RWI Policy had such policy been obtained, been maintained, or not been cancelled, or coverage for such Losses had not been denied by the insurer.

6.17.        Profit Participation Plan.

As soon as practicable after Closing, the board of directors of the Israeli Target Company and Seller shall determine the amount payable under section 8 of the Profit Participation Plan to each participant in such plan as a result of the Transactions. Seller shall pay the aggregate amount of such payments to the Israeli Target Company sufficiently in advance so as to permit timely payment of amounts payable to such participants in accordance with section 8 of the Profit Participation Plan. Subject to Section 2.5, Buyer shall cause the Israeli Target Company to pay such amounts payable to participants in the Profit Participation Plan through the Israeli Target Company’s payroll account on the first payroll date after receipt of such funds from Seller.

ARTICLE 7

CONDITIONS TO CLOSING

7.1.            Mutual Conditions.

The respective obligations of each party to consummate the Transactions shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

(a)               No Injunction. As of the Closing, there shall be no Order or injunction issued by any Governmental Authority to the effect that the Transactions may not be consummated as herein provided, and no proceeding or lawsuit shall be pending by any Governmental Authority for the purpose of obtaining any such Order.

68

7.2.            Conditions to the Obligations of Buyer.

The obligation of Buyer to consummate the Transactions shall be subject to the fulfillment at or prior to the Closing of each of the following conditions, any and all of which may be waived, in whole or in part, by Buyer to the extent permitted by applicable Law:

(a)               Representations and Warranties. The Fundamental Representations contained in Articles 3 and 4 shall be true and correct in all respects (other than failures to be true and correct that are de minimis) as of the Closing Date as though such representations and warranties were made as of the Closing Date (or as of the specific date referred to for any representation or warranty which specifically refers to an earlier date). All other representations and warranties contained in Articles 3 and 4 shall be true and correct in all respects as of the Closing Date as though such representations and warranties were made as of the Closing Date (or as of the specific date referred to for any representation or warranty which specifically refers to an earlier date), except where the failure of such representations and warranties to be true and correct would not have a Target Company MAE.

(b)               Covenants. Seller shall have performed, in all material respects, all the covenants and agreements which are to be performed by them under the terms hereof at or prior to the Closing.

(c)               No Target Company MAE. Since the date of this Agreement, there shall not have occurred any effect, event, fact, occurrence, circumstance, condition, development or change that has had or would reasonably be expected to have, individually or in the aggregate, a Target Company MAE.

(d)               Buyer’s Shareholder Approval. Buyer shall have obtained the Buyer’s Shareholder Approval.

(e)               Closing Deliveries. Prior to or at the Closing, Seller and/or the Target Companies shall have delivered the following closing documents:

(i)                 a certificate signed by an executive officer of Seller, dated as of the Closing Date, to the effect that the conditions specified in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied.

(ii)              a certificate, in form and substance reasonably acceptable to Buyer, of an authorized officer of Seller, dated as of the Closing Date, certifying to the accuracy of, and attaching, (A) copies of Seller’s and the Target Companies’ organizational documents, (B) a copy of the resolutions of Seller’s board of directors authorizing the execution and delivery of the Agreement and the consummation of the Transactions, (C) the incumbency and signatures of the officers of Seller executing this Agreement, the Transaction Documents and any other certificate or document delivered in connection herewith, (D) good standing certificates of Seller and the US Target Company from their respective states of incorporation as of a date not more than five (5) Business Days prior to the Closing Date), and (E) a certificate from the Israeli Registrar of Companies, confirming that the Israeli Target Company is incorporated and registered under Israeli Law with the status of “active”, as of a date not more than five (5) Business Days prior to the Closing Date;

69

(iii)            written resignations, or other evidence of removal, of (A) each of the directors of the Target Companies and (B) those officers of the Target Companies in each case as designated by Buyer;

(iv)             true, correct and complete invoices reflecting all Sale Expenses and the Payoff Letters with respect to the Closing Date Debt;

(v)               evidence that all agreements with Affiliates set forth on Schedule 7.2(d)(v) have been terminated;

(vi)             duly executed Transition Services Agreement;

(vii)          the corporate books and records, and stock register/transfer ledgers of the Target Companies;

(viii)        confirmation that the employment agreements with Ran Bronstein, and Boaz Tal remain in place and such individuals have not provided notice of an intention to resign;

(ix)             a copy of the IIA Notice, duly executed by the Israeli Target Company (and to the extent required, by the US Target Company);

(x)               a copy of the BIRD Notice, duly executed by the Israeli Target Company (and to the extent required, by the US Target Company);

(xi)             a flash drive or other digital media device containing the documents that were made available at the virtual data room hosted by Hunton Andrews Kurth in connection with the transactions contemplated by this Agreement; and

(xii)          evidence of release of the security interests in the intellectual property of the Target Companies in favor of HSBC Bank USA.

7.3.            Conditions to the Obligations of Seller.

The obligations of Seller to consummate the Transactions shall be subject to the fulfillment at or prior to the Closing of each of the following conditions, any and all of which may be waived, in whole or in part, by Seller to the extent permitted by applicable Law:

(a)               Representations and Warranties. The Fundamental Representations contained in Article 5 shall be true and correct in all respects (other than failures to be true and correct that are de minimis) as of the Closing Date as though such representations and warranties were made as of the Closing Date (or as of the specific date referred to for any representation or warranty which specifically refers to an earlier date). All the other representations and warranties contained in Article 5 shall be true and correct in all respects as of the Closing Date as though such representations and warranties were made as of the Closing Date (or as of the specific date referred to for any representation or warranty which specifically refers to an earlier date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Buyer’s ability to consummate the Transactions.

70

(b)               Covenants. Buyer shall have performed, in all material respects, all the covenants and agreements which are to be performed by it under the terms hereof at or prior to the Closing.

(c)               Closing Deliveries. Prior to or at the Closing, Buyer shall have delivered the following closing documents:

(i)                 a certificate, signed by an executive officer of Buyer, dated as of the Closing Date, to the effect that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied;

(ii)              copies of duly executed resolutions of the board of directors of Buyer approving the Transactions and Buyer’s Shareholder Approval.

(iii)            an Undertaking by Foreign Investor, substantially in a form to be reasonably agreed upon between Buyer and Seller, for adherence with the Israeli R&D Law, as published by the IIA as of the Closing Date, executed by the Buyer; and

(iv)             duly executed Transition Services Agreement.

ARTICLE 8

TERMINATION

8.1.            Termination.

This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:

(a)               by mutual written consent of Buyer and Seller;

(b)               by either Seller or Buyer, if the Transactions shall not have been consummated on or before October 31, 2021 (the “Termination Date”); provided, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill or comply with any covenant or agreement under this Agreement (including, in the case of a proposed termination by Seller, any failure to fulfill or comply with any covenant or agreement under this Agreement by the Target Companies) has been the cause of, or resulted in, the failure of the Transactions to occur on or prior to such date;

71

(c)               by Seller, if there has been a breach by Buyer of any of the representations, warranties, covenants or agreements made by Buyer herein which would result in the failure to satisfy any of the applicable conditions specified in Article 7 and such breach has not been cured within 30 days after receipt by Buyer of written notice with respect to such breach from Seller; provided, that Seller may not terminate this Agreement pursuant to this Section 8.1(c) if Buyer’s breach has been primarily caused by a breach of any provision hereof by Seller;

(d)               by Buyer, if there has been a breach by Seller of any of the representations, warranties, covenants or agreements made by Seller herein which would result in the failure to satisfy any of the applicable conditions specified in Article 7 and which such breach has not been cured within 30 days after receipt by Seller of written notice with respect such breach from Buyer; provided, that Buyer may not terminate this Agreement pursuant to this Section 8.1(d) if Seller’s breach has been primarily caused by a breach of any provision hereof by Buyer; or

(e)               by either Seller or Buyer, if any Governmental Authority shall have issued an Order or taken any other action enjoining or otherwise prohibiting the Transactions and such Order shall have become final and nonappealable.

Any party desiring to terminate this Agreement pursuant to this Section 8.1 shall give written notice of such termination to the other parties to this Agreement.

8.2.            Effect of Termination.

If this Agreement is terminated pursuant to Section 8.1, all rights and obligations of the parties hereunder shall terminate and no party shall have any liability to the other parties or their respective representatives, Affiliates, officers, directors, managers, agents, employees or equityholders; provided, that Sections 6.4, this Article 8, Article 10 and the Confidentiality Agreement shall survive the termination of this Agreement, nothing herein shall relieve any party or parties hereto, as applicable, from any actual damages resulting from Fraud or any willful breach of this Agreement prior to such termination. The parties agree that a party’s failure to close the Transactions contemplated by this Agreement on the Closing Date in circumstances in which all of the closing conditions in Sections 7.1 and 7.2, in the case of Buyer, and Sections 7.1 and 7.3, in the case of Seller, have been satisfied or waived shall be deemed to be a willful breach of this Agreement by such party.

8.3.            Termination Fee.

If Seller terminates this Agreement pursuant to Section 8.1(c) due to (i) a breach of Buyer’s representations in Sections 5.6 or 5.8 or (ii) Buyer’s failure to obtain the vote of the requisite majority of the shareholders of Buyer to approve the Transaction at the extraordinary general meeting of Buyer’s shareholders called pursuant to Section 6.15, and provided in each case that a Target Company MAE (which for purposes hereof will be deemed to exclude paragraphs (i), (ii) and (vi) of the proviso set forth in the definition of Target Company MAE) has not occurred, then Buyer shall, at Seller’s option and in Seller’s sole discretion, pay to Seller an amount equal to $4.15 million (the “Termination Fee”) in immediately available funds within ten (10) Business Days after the date of such termination. Buyer acknowledges and agrees that (i) the agreements contained in this Section 8.3 are an integral part of the Transaction Documents and the Transactions and (ii) in light of the difficulty of accurately determining actual damages with respect to the foregoing, upon any such termination of this Agreement and payment in full of the Termination Fee pursuant to this Section 8.3, the right to such payment constitutes a reasonable estimate of the losses that will be suffered by reason of any such termination of this Agreement and constitutes liquidated damages (and not a penalty). Notwithstanding anything to the contrary set forth herein, Seller may pursue the remedies permitted pursuant to Section 10.10 subject to the conditions set forth therein. If the Termination Fee is due pursuant to this Section 8.3 and Buyer fails to pay such amount to Seller pursuant to the terms of this Section 8.3, then Buyer shall also be liable for any reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by Seller in connection with any Action to enforce Seller’s rights under this Section 8.3 that results in a judgment by a court of competent jurisdiction against Buyer for such amount (or any portion thereof).

72

ARTICLE 9

SURVIVAL; INDEMNIFICATION

9.1.            Indemnification Generally.

(a)               By the Seller in Favor of the Buyer Indemnified Parties. The Seller agrees, subject to the provisions set forth in this Article IX, to indemnify, defend and hold harmless Buyer and its Affiliates (collectively, the “Buyer Indemnified Parties”) for any and all Losses they may suffer, sustain or incur arising from, in connection with, or as a result of the following:

(i)                 the inaccuracy or breach of any Fundamental Representations;

(ii)              the breach of any agreement or covenant of the Seller contained in this Agreement;

(iii)            any Indemnified Taxes;

(iv)             any Debt not taken into account in the Final Purchase Price Statement;

(v)               any Sale Expenses not taken into account in the Final Purchase Price Statement;

(vi)             any Fraud or willful misconduct of Seller in connection with this Agreement or the Transaction Documents;

(vii)          the D2P business activities;

(viii)        the matters listed on Schedule 9.1(a)(viii); and

73

(ix)             the matters listed on Schedule 9.1(a)(ix), to the extent not taken into account in the Final Purchase Price Statement.

(b)               By Buyer in Favor of the Seller Indemnified Parties. Buyer agrees, subject to the provisions set forth in this Article IX, to indemnify, defend and hold harmless Seller and its Affiliates (collectively, the “Seller Indemnified Parties”) for any and all Losses they may suffer, sustain or incur arising from, in connection with, or as a result of (without duplication):

(i)                 the inaccuracy or breach of any representation or warranty of the Buyer;

(ii)              the breach of any agreement or covenant of the Buyer contained in this Agreement; and

(iii)            any Fraud or willful misconduct of the Buyer in connection with this Agreement or the Transaction Documents.

9.2.            Limitations on Indemnification.

(a)               Calculation of Losses. Notwithstanding anything to the contrary set forth herein, solely for the purposes of Section 9.1 in determining the amount of Losses suffered by the Seller Indemnified Parties or the Buyer Indemnified Parties related to, and whether there has occurred, a breach of any representation, warranty, agreement, or covenant in this Agreement, the representations and warranties set forth in this Agreement and any such applicable agreement or covenant contained in this Agreement shall be considered without regard to any “material,” “Material Adverse Effect,” or similar qualifications set forth therein.

(b)               Insurance Proceeds and Tax Benefits. Payments by an Indemnifying Person pursuant to Section 9.1(a) or Section 9.1(b) in respect of any Loss shall be limited to the amount of any Liability or Damages that remain after deducting therefrom (i) any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Persons in respect of any such claim, if any, and (ii) any Tax Benefit realized by an Indemnified Person with respect to such Losses in the year of payment by an Indemnifying Party hereunder or an earlier year. In any case where an Indemnified Person recovers, under insurance policies (including the RWI Policy) or from other collateral sources, any amount in respect of a matter for which such Indemnified Person was indemnified by the Indemnifying Person, such Indemnified Person shall promptly pay over to the Indemnifying Person the amount so recovered, after deducting therefrom the amount of the expenses incurred by such Indemnified Person in procuring such recovery, including any increased insurance premium or loss of coverage resulting therefrom, but not in excess of the aggregate amount previously paid to such Indemnified Person hereunder in respect of such matter; provided, that the availability of such insurance or collateral sources shall not preclude a claim or recovery on a timely basis against the Indemnifying Person.

9.3.            Assertion of Claims; Payment of Claims; Basket; Cap.

74

(a)               No claim shall be brought under Section 9.1 unless the Indemnified Persons, or any of them, at any time prior to the applicable Survival Date, give the Indemnifying Persons (i) written notice of the existence of any such claim, specifying the nature and basis of such claim and the amount thereof, to the extent known or (ii) written notice pursuant to Section 9.4 of any Third Party Claim, the existence of which would give rise to such a claim (such notice a “Claim Notice”). Upon providing a Claim Notice as aforesaid, the Indemnified Persons, or any of them, shall have the right to commence Proceedings for the enforcement of their rights under Section 9.1.

(b)               Subject to Section 9.3(c), a determination of Liability under this Article 9, the Indemnifying Persons shall pay the Indemnified Persons the amount so determined within five (5) Business Days after the date of determination. If there should be a dispute as to the amount or manner of determination of any indemnity obligation owed under this Agreement, the Indemnifying Persons shall nevertheless pay when due such portion, if any, of the obligation as shall not be subject to dispute.

(c)               Seller shall not be liable to indemnify the Buyer Indemnified Parties for Losses under this Article 9 to the extent indemnification or insurance remedies (including under the RWI Policy) are available and have not been fully exhausted.

(d)               Seller shall not be obligated to indemnify the Buyer Indemnified Parties for Losses under Section 9.1(a)(ix) unless and until the aggregate amount of all Losses in respect of indemnification under Section 9.1(a)(ix) exceeds $3,050,000, in which event Seller shall be required to indemnify the Buyer Indemnified Parties for the full amount of Losses under such Section.

(e)               Seller shall not be obligated to indemnify the Buyer Indemnified Parties for Losses under (i) Section 9.1(a)(ix) in an aggregate amount in excess of $30,500,000, and (ii) this Article 9 in an aggregate amount in excess of the final Purchase Price as reflected in the Final Purchase Price Statement (the “Cap”).

9.4.            Notice of Third-Party Claims.

(a)               The obligations and Liabilities of an Indemnifying Person with respect to Losses resulting from the assertion of Liability by a third party (other than the Seller, the Target Companies, the Buyer or any of their respective Affiliates) against or involving an Indemnified Person (each, a “Third Party Claim”) shall be subject to the terms and conditions of this Section 9.4. The Indemnified Persons shall give prompt written notice to the Indemnifying Persons of any Third Party Claim which might give rise to any Loss by the Indemnified Persons, stating the nature and basis of such Third Party Claim, and the amount thereof to the extent known; provided, that no delay on the part of the Indemnified Persons in notifying the Indemnifying Persons shall relieve the Indemnifying Persons from any Liability hereunder, unless (and then solely to the extent) such Indemnifying Persons are prejudiced or damaged in any manner by such delay. Such notice shall be accompanied by copies of all relevant documentation with respect to such Third-Party Claim.

75

(b)               Control of Defense; Conditions. With respect to the defense of any Third Party Claim against or involving an Indemnified Person for which indemnification is provided, at its option and expense, the Indemnifying Person may assume responsibility for, control the defense and appoint as lead counsel of such defense a legal counsel reasonably selected by the Indemnifying Person (and reasonably approved by the Indemnifying Person) but only if, within thirty (30) days following the receipt of such Claim Notice (along with such other information and documentation in the indemnified party’s possession reasonably necessary to assess the validity of such claim) the Indemnified Person notifies the Indemnifying Person in writing that the Indemnified Person will assume the defense of such claim and acknowledge in writing that the Indemnifying Person is obligated to indemnify, defend and hold harmless the Indemnified Person under the terms of their indemnification obligations hereunder in connection with such Third Party Claim. If the Indemnified Person objects to such election on the grounds that counsel for such Indemnifying Person cannot represent both the Indemnified Person and the Indemnifying Person because such counsel has determined that such representation would result in a conflict of interest, then the Indemnified Person shall have the right to reasonably hire separate counsel, at the cost and expense of the Indemnifying Person, but the Indemnifying Person shall retain control of such defense. The party controlling such defense shall keep the other party advised of the status of such Action and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto.

(c)               Control of Defense; Exceptions, etc. The Indemnified Person will be entitled to participate in the defense of any indemnification claim or Action pursuant to this Section 9.4 and to employ separate counsel of its choice for such purpose at its own expense. If (A) the Indemnifying Person fails to timely notify the Indemnified Person that the Indemnifying Person elects to defend the Indemnified Person pursuant to Section 9.4(b), (B) the Indemnifying Person elects to defend the indemnified party but fails to diligently defend the claim as herein provided by reasonably appropriate Proceedings, (C) the Indemnifying Person does not have the financial wherewithal to pay for such defense, (D) the potential Damages involved could reasonably be expected to exceed the Cap, (E) such claim or Action involves a regulatory matter, (F) such Action involves a Governmental Agency, or (G) such Action involves a claim for specific performance or injunctive or other equitable relief or involves criminal or quasi-criminal allegations, then the Indemnified Person shall have the right to defend, at the cost of the Indemnifying Person, the Action by all appropriate proceedings, which Proceedings shall be promptly and reasonably prosecuted by the Indemnified Person to a final conclusion, or settled with the prior written consent of the Indemnifying Party. If the Indemnifying Person assumes control of the defense of any such claim, then the Indemnified Person shall reasonably cooperate in the defense of such claim.

(d)               Settlement of Claims. The Indemnifying Person must obtain the prior written consent of the Indemnified Person (which shall not be unreasonably withheld, conditioned or delayed) prior to entering into any settlement of any claim or Action or ceasing to defend any claim or Action unless the proposed settlement (A) involves only the payment of money damages that will be promptly paid in full by the Indemnifying Person, (B) does not impose any injunctive or other equitable relief on the Indemnified Person, (C) includes a release from all Liability in favor of the Indemnified Person and (D) does not contain any admission or finding of wrongdoing or violation of Law by the Indemnified Person.

76

9.5.            Survival of Representations and Warranties.

The Fundamental Representations shall survive until the six (6) year anniversary of the Closing Date and (ii) representations and warranties contained in Section 3.7 shall survive until the expiration of the relevant statute of limitations, plus thirty (30) days. For the avoidance of doubt, Seller’s other representations and warranties set forth in Article 3 and Article 4 shall not survive the Closing Date. The covenants and other agreements of the parties contained in this Agreement shall survive the Closing Date pursuant to their terms, it being agreed that claims for indemnification pursuant to Section 9.1(a)(ix) must be made in accordance with Section 9.3(a) on or before the third anniversary of the Closing Date. The date upon which any representation, warranty, covenant or other agreement contained herein shall terminate, if any, is referred to herein as the “Survival Date.”

9.6.            Purchase Price Adjustment.

The parties hereto agree that any indemnity payment made under this Agreement shall, to the extent permitted by Law, be treated by the parties hereto as an adjustment to the Purchase Price.

9.7.            Exclusive Remedy.

Notwithstanding anything to the contrary herein, Buyer (on behalf of the Buyer Indemnified Parties) acknowledges and agrees that indemnification pursuant to the provisions of this Article 9 shall be the sole and exclusive remedies for any Losses, whether or not arising out of Third Party Claims, of and for the Buyer Indemnified Parties with respect to (a) any misrepresentation or inaccuracy in, or breach of, any representations or warranties of Seller (or any other Person) or any breach or failure in performance of any covenants or agreements made by Seller, in this Agreement or in any exhibit or schedule hereto or any document or certificate delivered hereunder or otherwise relating to Seller or the Target Companies and their respective businesses, operations, assets, properties, liabilities or the transactions contemplated hereby or (b) any other matter relating to Seller or the Target Companies prior to the Closing, the operation of the Business prior to the Closing, or any other transaction or state of facts involving the Target Companies prior to the Closing (including any common law or statutory rights or remedies for environmental, health or safety matters). Buyer (on behalf of the Buyer Indemnified Parties) acknowledges and agrees that the Buyer Indemnified Parties may not avoid such limitation on liability by (i) seeking damages for breach of contract, tort or pursuant to any other theory of liability, all of which are hereby waived or (ii) asserting or threatening any claim against any Person that is not a party hereto (or a successor to a party hereto) for breaches of the representations, warranties, covenants or agreements contained in this Agreement. BUYER, ON BEHALF OF THE BUYER INDEMNIFIED PARTIES (A) EXPRESSLY WAIVES ALL RIGHTS AFFORDED BY ANY STATUTE WHICH LIMITS THE EFFECT OF A RELEASE WITH RESPECT TO UNKNOWN CLAIMS, (B) ACKNOWLEDGES THAT IT UNDERSTANDS THE SIGNIFICANCE OF THIS RELEASE OF UNKNOWN CLAIMS AND WAIVER OF STATUTORY PROTECTION AGAINST A RELEASE OF UNKNOWN CLAIMS, AND (C) ACKNOWLEDGES AND AGREES THAT THIS WAIVER IS AN ESSENTIAL AND MATERIAL TERM OF THIS AGREEMENT.

77

ARTICLE 10

MISCELLANEOUS

10.1.        Notices.

All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by email or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given and delivered when so delivered personally, or if sent by email upon such transmission (provided that the receipt of the email is promptly confirmed by the recipient by reply email or otherwise), or if mailed by overnight courier service guaranteeing next day delivery, one Business Day after deposited with such service, or if mailed in any other way, then three Business Days after mailing, as follows (or to such other address or email address as any party hereto shall notify the other parties hereto in accordance with this Section 10.1):

If to Buyer or, after the Closing, the Target Companies:

Surgical Science Sweden AB

Drakegatan 7 A, 3 tr.

412 50 Göteborg, Sweden

Attention: Chief Executive Officer

Email: Gisli.Hennermark@surgicalscience.com

with a copy to (which shall not constitute notice):

Winston & Strawn LLP

200 Park Avenue

New York, NY 10166

Attention: Uri Doron

Email: udoron@winston.com

with a copy to (which shall not constitute notice):

Erdinast, Ben Nathan, Toledano & Co. with Hamburger Evron

Museum Tower

4 Berkowitz St.

Tel Aviv, 6423806 Israel

Attention: Roy Caner, Adv., Irina Kushel, Adv.

E-mail: roy@ebnlaw.co.il, irinak@ebnlaw.co.il

78

If to Seller or, prior to the Closing, the Company:

3D Systems Corporation
333 Three D Systems Circle

Rock Hill, SC 29730

Attention: Andrew M. Johnson, Executive Vice President, Chief Legal Officer & Secretary

Email: andrew.johnson@3dsystems.com

with a copy to (which shall not constitute notice):

Hunton Andrews Kurth LLP

Riverfront Plaza, East Tower

951 East Byrd Street

Richmond, VA 23219-4074

Attention: Gary E. Thompson and Steven M. Haas

E-mail: gthompson@hunton.com and shaas@hunton.com

with a copy to (which shall not constitute notice):

Gornitzky & Co.

Vitania Tel-Aviv Tower

20 Hachoresh St.

Tel Aviv, 6761310 Israel

Attention: Chaim Friedland, Adv.

E-mail: friedland@Gornitzky.com

10.2.        Disclosure Schedules.

For all purposes of this Agreement, any matter that is disclosed in a particular Schedule to this Agreement shall be deemed to have been included in the other Disclosure Schedules, notwithstanding the omission of a cross reference thereto, so long as the relevance of such matter to such other Disclosure Schedules is reasonably apparent on its face. Matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be set forth on the Disclosure Schedules, and any such additional matters are for informational purposes only and do not necessarily include other matters of a similar nature. Disclosure of any fact or item in any Schedule shall not necessarily mean that such fact or item is material to the Target Companies individually or taken as a whole. The information contained in the Disclosure Schedules is disclosed solely for purposes of this Agreement, and no information contained therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including any violation of Law or breach of any agreement or obligation.

10.3.        Expenses.

Regardless of whether the Transactions are consummated, except as otherwise provided herein, each party hereto shall pay its own expenses incurred in connection with this Agreement and the Transactions.

10.4.        Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)       This Agreement and all Actions (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without reference to the choice of law or conflicts of law principles thereof.

79

(b)       The parties hereto hereby agree and consent to be subject to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or if such court declines to accept jurisdiction over a particular matter, any state or federal court within the state of Delaware), and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any Action. In furtherance of the foregoing, each of the parties (a) waives the defense of inconvenient forum, (b) agrees not to commence any Action arising out of this Agreement or any Transactions other than in any such court and (c) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by Law. Each of the parties agrees to waive any bond, surety or other security that might be required of any other party with respect to any Action arising out of or relating to this Agreement, or the negotiation, execution or performance of this Agreement or the transaction contemplated hereby, including an appeal thereof. Each of the parties agrees that any service of process, summons, notice or document sent by U.S. registered mail to its address set forth in Section 10.1 shall be effective service of process for any Action brought against such party arising out of or relating to this Agreement, or the negotiation, execution or performance of this Agreement or the Transactions contemplated hereby; provided, however, that the foregoing clause shall not limit the right of any party to serve legal process in any other manner permitted by applicable Law.

(c)               Each of the parties hereto ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE, WHETHER IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE SUCH PARTY HEREBY KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE to trial by jury in respect of any litigation DIRECTLY OR INDIRECTLY arising OUR OF OR RELATING TO this Agreement or THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) SUCH PARTY MAKES SUCH WAIVER KNOWINGLY AND VOLUNTARILY AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.4(c).

10.5.        Assignment; Successors and Assigns; No Third-Party Rights.

80

Except as otherwise provided herein, this Agreement may not, without the prior written consent of the other parties hereto, be assigned by operation of Law or otherwise, and any attempted assignment shall be null and void ab initio. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives. This Agreement shall be for the sole benefit of the parties to this Agreement and their respective heirs, successors, permitted assigns and legal representatives and is not intended, nor shall be construed, to give any Person, other than the parties hereto and their respective heirs, successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder.

10.6.        Counterparts.

This Agreement may be executed in multiple counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic means shall be effective as delivery of an executed counterpart to this Agreement.

10.7.        Titles and Headings.

The titles, captions, headings and table of contents herein are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.

10.8.        Entire Agreement.

This Agreement (including the exhibits and the schedules hereto) and the other Transaction Documents constitute the entire agreement between the parties hereto with respect to the subject matters hereof and thereof and supersede all prior agreements and understandings between the parties with respect to such subject matters; provided, that this Agreement and the other Transaction Documents shall not supersede the terms and provisions of the Confidentiality Agreement, which shall survive and remain in effect until the expiration or termination thereof in accordance with its terms and this Agreement.

10.9.        Severability.

The invalidity of any portion of this Agreement shall not affect the validity, force or effect of the remaining portions of this Agreement. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by Law.

10.10.    Specific Performance.

The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, except as expressly provided in this Agreement, each of the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity, including monetary damages. Each party agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that the party seeking such injunction, specific performance or other equitable relief has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or equity. In the event that any party seeks an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement, such party shall not be required to provide any bond or other security in connection with any such injunction or other order, decree, ruling or judgment.

81

10.11.    No Third-Party Beneficiaries.

Except with respect to the Buyer Indemnified Parties and as otherwise expressly provided herein, nothing in this Agreement is intended to or shall confer upon any other Person any benefits, rights or remedies of any nature whatsoever under or by reason of this Agreement. Neither Buyer nor Seller assume any liability to any third party because of any reliance on the representations, warranties, covenants and agreements of Buyer and Seller contained herein.

10.12.    Time is of the Essence.

Time is of the essence in this Agreement, and the parties agree to use their commercially reasonable efforts to cause the Closing to occur on or prior to the Termination Date; provided that the foregoing shall not require any party to waive any of its rights or any conditions precedent to its performance hereunder.

10.13.    Amendments; Waiver.

(a)               This Agreement may be amended, modified and supplemented by a written instrument authorized and executed (i) on behalf of the parties at any time prior to the Closing with respect to any of the terms contained herein and (ii) on behalf of Buyer and Seller at any time after the Closing with respect to any of the terms contained herein.

(b)               Any of the terms or provisions hereof may be waived in writing at any time by the party that is entitled to the benefits of such waived terms or provisions. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or any other right. No waiver of any of the provisions hereof shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

10.14.    No Strict Construction; Mutual Drafting; Certain Understandings.

Each of the parties is a sophisticated Person that was advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement. The parties have been represented by counsel who have carefully negotiated the provisions hereof. As a

82

consequence, the parties do not intend that the presumptions of any Laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement and therefore waive their effects. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any Person. The parties agree that prior drafts of this Agreement and the documents referred to herein will be deemed not to provide any evidence as to the meaning of any provision hereof or the intent of the parties with respect hereto and that such drafts will be deemed joint work product of the parties. The parties have voluntarily agreed to define their rights, liabilities and obligations respecting the Transactions exclusively in contract pursuant to the express terms and provisions hereof, and the parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth herein. Furthermore, each of the parties acknowledges that (a) this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and (b) no party has any special relationship with another party that would justify any expectation beyond that of an ordinary purchaser and an ordinary seller in an arm’s-length transaction. The parties agree that no party will in any event have any remedies or cause of action (whether in contract or in tort) for any statements, communications, disclosures, failures to disclose or representations or warranties not set forth in this Agreement, and no party has relied or will rely in respect of this Agreement or the Transactions upon any document or written or oral information previously furnished to or discovered by it or its representatives, other than this Agreement. The parties agree that to the extent any terms hereof are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement, document or instrument contemplated hereby, this Agreement will govern and control.

[Signature Page Follows]

83

IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed as of the date first above written.

3D SYSTEMS INC.

By:	/s/ Andrew Johnson
Name:	Andrew Johnson
Title:	Executive Vice President, Chief Legal Officer and Secretary

SURGICAL SCIENCE SWEDEN AB

By:	/s/ Gisli Hennermark
Name:	Gisli Hennermark
Title:	CEO